Exhibit 10.17

RETROCESSION AGREEMENT

between

GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

and

UNION FIDELITY LIFE INSURANCE COMPANY

Dated as of April 15, 2004

SCHEDULES

SCHEDULE A	—	POLICY FORMS
SCHEDULE B	—	FORM OF ADMINISTRATIVE SERVICES AGREEMENT
SCHEDULE C	—	CEDING COMMISSION
SCHEDULE D	—	ASSETS
SCHEDULE E	—	EXPENSE ALLOWANCES

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SCHEDULE E-1			—	BUSINESS OVERHEAD SERVICES
SCHEDULE F	—	PART I	—	INITIAL REPORT
SCHEDULE F	—	PART II	—	MONTHLY SETTLEMENT REPORT
SCHEDULE F	—	PART III	—	QUARTERLY SETTLEMENT REPORT
SCHEDULE F	—	PART IV	—	ANNUAL REPORT
SCHEDULE G	—	FORM OF TRUST AGREEMENT
SCHEDULE H	—	ELIGIBLE SECURITIES
SCHEDULE I	—	EXPERIENCE REFUND

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RETROCESSION AGREEMENT

This Retrocession Agreement, dated as of April 15, 2004 (this “Agreement”), is made and entered into by and between GE Capital Life Assurance Company of New York, an insurance company organized under the laws of the State of New York (the “Company”), and Union Fidelity Life Insurance Company, an insurance company organized under the laws of the State of Illinois (the “Reinsurer”).  Defined terms used herein are defined below.

The Company and the Reinsurer mutually agree to reinsure the risks described in this Agreement under the terms and conditions stated herein.  This Agreement is an indemnity retrocession agreement solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party.  In no instance shall anyone other than the Company or the Reinsurer have any rights under this Agreement.  The Company shall be and shall remain the only party hereunder that is liable to Travelers under the Travelers Reinsurance Agreement or to any insured, contract holder, policyholder, claimant or beneficiary under any Novated Policy.

This Agreement is entered into in connection with an intercompany reorganization among the Company, the Reinsurer and certain of their Affiliates.

Nothing in this Agreement, express or implied, is intended to or shall assign, delegate, sublicense or transfer, in whole or in part, any rights, interests or obligations under the Travelers Agreements.

ARTICLE I

DEFINITIONS

1.1.          Definitions.  As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

“Accounting Period” means each calendar month, except that the last Accounting Period shall be the period commencing with the first day of the month in which the Termination Date falls and ending with the Termination Date.

“Affiliate” means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.  “Control” (including the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” shall have the meaning specified in the first paragraph of this Agreement.

“Allocated Loss Adjustment Expenses” means all costs, fees and expenses incurred by the Company or its Affiliates in the investigation, adjustment, settlement or defense of all claims or the monitoring, preservation or enforcement of rights, interests or benefits arising out of or relating to the Reinsured Policies (excluding office expenses and salaries of officials of the Company or its Affiliates or any other administrative or overhead expenses of the Company or of its Affiliates), and court costs, and interest on any judgment or award.  Allocated Loss Adjustment Expenses shall also include expenses associated with an action by any entity for declaratory judgment filed in connection with the Reinsured Policies.

“Annual Report” shall have the meaning specified in Section 7.5.

“Applicable Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit governmental agreement or decree applicable to a Person or any of such Person’s subsidiaries, properties, assets, or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such.

“Assets” shall have the meaning specified in Section 5.4(a).

“Assignment Letter Agreement” means the letter agreement dated the date hereof among General Electric Capital Corporation, a Delaware corporation, the Reinsurer, the Company and certain affiliates of the Company relating to the assignment by General Electric Capital Corporation of the Capital Maintenance Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the States of Illinois or Virginia are required or authorized by law to be closed.

“Business Overhead Services” shall have the meaning specified in Schedule E-1 hereto.

“Capital Maintenance Agreement” means the Capital Maintenance Agreement between General Electric Capital Corporation, a Delaware corporation, and the Reinsurer.

“Ceding Commission” shall have the meaning specified in Section 5.3.

“Claims Settlement Account” shall have the meaning specified in Section 4.1(a).

“Closing Date” means April 15, 2004.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Account” shall have the meaning specified in Section 12.1(e).

“CPR” shall have the meaning specified in Section 15.3.

“CPR Arbitration Rules” shall have the meaning specified in Section 15.4(a).

“Dispute” shall have the meaning specified in Section 15.1(a).

“Eligible Securities” shall have the meaning specified in Section 12.1(c).

“Expense Allowance” shall have the meaning specified in Section 6.1.

“Experience Account” has the meaning set forth in Section 8.1(a).

“Experience Refund” has the meaning set forth in Section 8.1(c).

“Experience Refund Baseline” has the meaning set forth in Section 8.1(a).

“Extra Contractual Liabilities” means all liabilities for damages (including compensatory, consequential, exemplary, punitive, bad faith or similar or other damages) which (i) arise out of the conduct of the Company on or prior to the Inception Date in seeking premium rate increases pursuant to the terms of the Travelers Reinsurance Agreement or the Travelers Servicing Agreement or (ii) relate to the marketing, sale, underwriting, issuance, delivery, cancellation or administration of the Reinsured Policies, including liability arising out of or relating to any alleged or actual acts, errors or omissions by the Company or its agents, whether intentional or otherwise, with respect to any of the Reinsured Policies, including (A) any alleged or actual reckless conduct or bad faith in connection with the handling of any claim arising out of or under Reinsured Policies, or (B) the marketing, sale, underwriting, issuance, delivery, cancellation or administration of any of the Reinsured Policies.

“Force Majeure” shall have the meaning specified in Section 3.9(b)(iii).

“Funding Requirement” shall have the meaning specified in Section 12.1(e).

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“GECA” means General Electric Capital Assurance Company, an insurance company organized under the laws of the State of Delaware, and an affiliate of the Company.

“Governmental Authority” means any foreign or national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Inception Date” shall have the meaning specified in Section 2.1.

“Initial Notice” shall have the meaning specified in Section 15.2.

“Initial Reinsurance Premium” shall have the meaning specified in Section 5.1.

“Initial Report” shall have the meaning specified in Section 7.1.

“Insolvency Fund” means any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer or reinsurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

“Loss” or “Losses” means the amount of liability paid or payable by the Company with respect to claims, losses, liabilities, damages, deficiencies, costs or expenses, including without limitation, any settlements or compromises or disputed claims, arising under the Reinsured Policies.

“Loss Carry Forward Amount” shall have the meaning specified in the Travelers Reinsurance Agreement.

“Minimum Claims Settlement Amount” shall have the meaning specified in Section 4.1(b).

“Monthly Settlement” shall have the meaning specified in Section 5.4(a).

“Monthly Settlement Report” shall have the meaning specified in Section 7.2.

“Novated Policies” shall have the meaning specified in Section 2.6.

“Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

“Quarterly Settlement” shall have the meaning specified in Section 5.4(a).

“Quarterly Settlement Report” shall have the meaning specified in Section 7.3.

“RBC Reporting Letter Agreement” means the letter agreement dated the date hereof among the Company, the Reinsurer and certain affiliates of the Company relating to the Reinsurer’s requirement to provide periodic certifications and reports regarding the Reinsurer’s risk based capital ratio.

“Reinsured Policies” means the long term care insurance policies issued by or on behalf of Travelers prior to January 1, 2004 and written on the policy forms described in Schedule A and reinsured by the Company pursuant to the Travelers Reinsurance Agreement.

“Reinsured Risks” shall have the meaning specified in Section 2.1.

“Response” shall have the meaning specified in Section 15.2.

“SAP” means statutory accounting practices prescribed or permitted by the Insurance Department of the State of New York.

“Stop-Loss Payments” means the payments required by the Company or Travelers, as the case may be, pursuant to Section 2.5 of the Travelers Reinsurance Agreement.

“Tax DAC” means specified policy acquisition expenses capitalized and amortized under section 848 of the Code.

“Termination Date” means the effective date of any termination of this Agreement as provided in Article IX.

“Termination Letter Agreement” means the letter agreement dated the date hereof among the Company, the Reinsurer and certain affiliates of the Company relating to the rescission of this Agreement upon the failure of certain events to occur after the date hereof.

“Total Annual Contribution” has the meaning set forth in Section 8.1(b).

“Total SAP Ceded Reserves” means, as of any given date, the gross reserves of the Company calculated in accordance with SAP with respect to the Reinsured Risks, which shall consist of the sum of (A) (i) active life reserves, (ii) claim reserves (both case and incurred but not reported), (iii) unearned premium reserves, and (iv) advance premiums, less (B) due and unpaid premium receivable balances.

“Total GAAP Ceded Reserves” means, as of any given date, the gross reserves of the Company calculated in accordance with GAAP with respect to the Reinsured Risks, which shall consist of the sum of (A) (i) active life reserves (including related maintenance and loss expense reserves), (ii) claim reserves (both case and incurred but not reported), (iii) unearned premium reserves, and (iv) advance premiums, less (B) due and unpaid premium receivable balances.

“Travelers” means The Travelers Insurance Company, a Connecticut insurance company.

“Travelers Agreements” means, collectively, the Travelers Acquisition Agreement, the Travelers Reinsurance Agreement, the Travelers Servicing Agreement and the Travelers Side Letter.

“Travelers Acquisition Agreement” means the Acquisition Agreement dated as of April 14, 2000 between GECA and Travelers, including all amendments, modifications and supplements thereto made prior to January 1, 2004 or on or after January 1, 2004 with the consent of the Reinsurer.

“Travelers Reinsurance Agreement” means the New York Indemnity Reinsurance Agreement dated as of July 1, 2000 between the Company and Travelers, including all amendments, modifications and supplements thereto made prior to January 1, 2004, or on or after January 1, 2004 with the consent of the Reinsurer, and as contemplated in Section 2.7.

“Travelers Servicing Agreement” means the New York Administrative Services Agreement dated as of July 1, 2000 between Travelers and the Company, including all amendments, modifications and supplements thereto made prior to January 1, 2004 or on or after January 1, 2004 with the consent of the Reinsurer.

“Travelers Side Letter” means the letter agreement, dated April 14, 2000, between Travelers and GECA relating to or governing the novation of the Reinsured Policies reinsured by the Company pursuant to the Travelers Reinsurance Agreement, including all amendments, modifications and supplements thereto made prior to January 1, 2004 (including without limitation the amendment thereto dated July 31, 2000) or on or after January 1, 2004 with the consent of the Reinsurer.

“Trust Account” shall have the meaning set forth in Section 12.1(a).

“Trust Agreement” shall have the meaning set forth in Section 12.1(a).

“Trustee” shall have the meaning set forth in Section 12.1(a).

“Ultimate Net Loss” shall have the meaning specified in Section 2.3(a).

ARTICLE II

COVERAGE

2.1.          Coverage.  Upon the terms and subject to the conditions and other provisions of this Agreement, as of 12:01 a.m. Eastern Time on January 1, 2004 (the “Inception Date”), the Company hereby retrocedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Company for, one hundred percent (100%) of Ultimate Net Loss incurred by the Company and unpaid as of the Inception Date (the “Reinsured Risks”).

2.2.          Conditions.  (a) If the Company’s liability under any of the Reinsured Policies is changed because of changes made on or after the Inception Date in the terms and conditions of the Reinsured Policies (including to any contract riders or endorsements thereto) that are required due to changes in Applicable Law, the Reinsurer will share in the change proportionately to the coinsurance share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.

(b)           Except as otherwise set forth in paragraph (a) above, no changes, amendments or modifications made by the Company on or after the Inception Date in the terms and conditions of the Reinsured Policies which adversely affect the liability of the Reinsurer hereunder shall be covered hereunder without the prior written approval of such changes, amendments or modifications by the Reinsurer, which approval shall not be unreasonably withheld or delayed.  In the event that any such changes, amendments or modifications are made by the Company in any Reinsured Policy without the prior written approval of the Reinsurer, this Agreement will cover Ultimate Net Loss incurred by the Company as if the non-approved changes, amendments or modifications had not been made.

2.3.          Ultimate Net Loss.  (a)  Subject to the provisions of Sections 2.2, 2.3(b) and (c) and the terms and conditions of this Agreement, “Ultimate Net Loss” shall mean (i) in the case of all Reinsured Policies other then the Novated Policies, one hundred percent (100%) of the Company’s liability arising under the Travelers Reinsurance Agreement (including without limitation Stop-Loss Payments due by the Company to Travelers under the Travelers

Reinsurance Agreement) after making deductions for all recoveries, salvage and subrogations actually recovered, and (ii) in the case of Novated Policies (A) the actual Losses and Allocated Loss Adjustment Expenses payable by the Company after making deductions for all recoveries, salvage and subrogations actually recovered, (B) premium taxes due in respect of premiums and other amounts paid on or after the Inception Date with respect to the Novated Policies, (C) Insolvency Fund assessments, net of any premium tax credits of the Company arising out of any such assessments, in respect of premiums and other amounts paid on or after the Inception Date with respect to the Novated Policies, (D) all amounts payable on or after the Inception Date for returns or refunds of premiums under the Novated Policies, (E) all liability for commission payments and other fees or compensation payable with respect to the Reinsured Policies in respect of premiums and other amounts paid on or after the Inception Date and (F) unclaimed property liabilities and obligations arising under or related to the Reinsured Policies and payable on or after the Inception Date.

(b)           Any Extra Contractual Liabilities resulting from actions of the Company or its agents or reinsured by the Company under the Travelers Reinsurance Agreement shall be treated as a Loss for the purposes of this Agreement to the extent permitted by state law, except to the extent that any such Extra Contractual Liabilities are attributable to the conduct of the Company in its administration of the Reinsured Policies on or after the Inception Date, other than actions taken by the Company at the written request or direction of the Reinsurer.

(c)           All recoveries or payments received by the Company subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto;  provided, that nothing in this Section 2.3(c) shall be construed to mean that the Reinsurer’s share of the Losses and Allocated Loss Adjustment Expenses under this Agreement are not recoverable until the Company’s Ultimate Net Loss has been ascertained.

2.4.          Territory.  The territorial limits of this Agreement shall be identical with those of the Reinsured Policies.

2.5.          Ceded Reinsurance.  Subsequent to the Inception Date, the Company will not enter into any reinsurance arrangements with respect to the Reinsured Policies without the prior written consent of the Reinsurer, in its sole discretion.

2.6.          Novation of Reinsured Policies.  The Reinsurer acknowledges that the Company is obligated under the terms of the Travelers Agreements to use its reasonable best efforts to assume and effect the novation of each of the Reinsured Policies from Travelers to the Company, so as to substitute the Company, in lieu of Travelers, as the insurer directly liable to the underlying insureds under the Reinsured Policies.  Any Reinsured Policy that has been novated to the Company is referred to in this Agreement as a “Novated Policy”.  In the event that a Reinsured Policy is novated from Travelers to the Company, such Reinsured Policy shall continue for all purposes of this Agreement to be a Reinsured Policy hereunder.  The Reinsurer shall reimburse the Company for all costs reasonably incurred by the Company in seeking to so novate the Reinsured Policies, which, for the avoidance of doubt, are not included in the Expense Allowance.

2.7.          Travelers Reinsurance Agreement.  The Reinsurer acknowledges that the Company is obligated under the terms of the Travelers Side Letter to amend the Travelers Reinsurance Agreement not later than July 31, 2008, to increase the portion of the underlying business that Travelers has ceded to the Company on a coinsurance basis from ninety percent (90%) to one hundred percent (100%) of the New York Reinsured Liabilities (as such term is defined in the Travelers Reinsurance Agreement). Any such increased cession of the New York Reinsured Liabilities (as such term is defined in the Travelers Reinsurance Agreement) shall be reinsured under this Agreement.

ARTICLE III

ADMINISTRATION; GENERAL PROVISIONS

3.1.          Contract Administration.  (a)  Subject to Section 3.9, the Company shall provide policyholder and claims servicing and Business Overhead Services identified on Schedule E-1 hereto with respect to the Reinsured Policies in accordance with the terms hereof.  All claims paid by the Company shall be binding upon the Reinsurer; provided, however, that such claims are within the terms, conditions and limitations of the Reinsured Policies.  The Company shall administer the Travelers Reinsurance Agreement and provide policyholder and claims servicing and such Business Overhead Services with respect to the Reinsured Policies in good faith and with the care, skill, prudence and diligence of a person experienced in administering long term care insurance business.  The Company shall provide policyholder and claims servicing and such Business Overhead Services with respect to the Reinsured Policies, (i) in accordance with the terms of the Reinsured Policies, (ii) in accordance with the terms of the Travelers Agreements, (iii) in accordance with the applicable terms of this Agreement, (iv) in compliance with Applicable Law and, subject to the foregoing, (v) in the same manner as it conducts its own business not subject to this Agreement and (vi) in accordance with the Company’s administrative performance standards in effect on the date hereof, with such revisions to such standards as are no less favorable to the Reinsurer than the Company’s standards in effect on the date hereof.  Notwithstanding the foregoing, the parties may, from time to time, mutually develop specific and/or different standards for providing such services with respect to the Reinsured Policies, provided, that such standards are not in conflict with the terms of the Travelers Agreements.

(b)           The Company may subcontract for the performance of any policyholder or claims servicing service or services and such Business Overhead Services with respect to the Reinsured Policies to (i) an Affiliate or (ii) any other Person with the prior written consent of the Reinsurer, such consent not to be unreasonably withheld; provided, that the Company also subcontracts for such service or services for its own long term care insurance business not subject to this Agreement to such subcontractor; provided, further, that such subcontracting is permitted under the Travelers Servicing Agreement; and provided, further, that no such subcontracting shall relieve the Company from any of its obligations or liabilities hereunder, and the Company shall remain responsible for all obligations or liabilities of such subcontractor with regards to the providing of such service or services as if provided by the Company.

3.2.          Claims Settlements.  (a)  With respect to Reinsured Policies that are not Novated Policies, the Company agrees that it will provide prompt notice to the Reinsurer of its intention to litigate a claim with respect to such Reinsured Policy, along with copies of all pleadings and reports of investigation with respect thereto.  The Reinsurer shall have the right, at its own expense, to participate jointly with the Company in the investigation, adjustment or defense of such litigation.

(b)           With respect to Novated Policies, the Company agrees that it will provide prompt notice to the Reinsurer of its intention to contest, compromise or litigate a claim with respect to a Novated Policy, along with copies of all pleadings and reports of investigation with respect thereto.  The Reinsurer shall have the right, at its own expense, to participate jointly with the Company in the investigation, adjustment or defense of such claims with respect to Novated Policies.  In addition, in the event that litigation arises against the Company in connection with a claim with respect to a Novated Policy which seeks damages in excess of $1 million or other remedies deemed material to the Reinsurer, the Reinsurer may, upon written notice to the Company, assume the defense thereof with counsel selected by the Reinsurer and reasonably satisfactory to the Company.  If the Reinsurer assumes such defense, the Company shall have the right, at its own expense,  to participate jointly with the Reinsurer in the defense thereof.  If the Reinsurer assumes the defense of litigation, the Reinsurer shall not settle such litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person, (ii) such settlement would not reasonably be expected to have material adverse precedential consequences to the Company and (iii) the sole relief provided is monetary damages that are paid in full by the Reinsurer.

3.3.          Re-rating of Novated Policies.  The Company (i) agrees to promptly seek to increase or decrease the premium rates under the Novated Policies from and after the Inception Date as requested by the Reinsurer and approved by the Company and (ii) shall be entitled to increase premium rates without the consent of the Reinsurer.  In approving or disapproving premium rate increases requested by the Reinsurer, the Company agrees to not unreasonably withhold or delay its approval.  Notwithstanding the foregoing, with respect to the Novated Policies, neither the Reinsurer nor the Company may request or implement, as applicable, a premium rate increase unless such premium rate increase would have been permitted under the terms of Section 4.2(i) of the Travelers Servicing Agreement assuming such Novated Policies continued to be “New York Reinsured Contracts” as defined under the Travelers Servicing Agreement.  In addition, neither the Reinsurer nor the Company may request or implement, as applicable, more than one (1) premium rate increase with respect to the Novated Policies in any state in any period of three (3) calendar years.

Except as required by Section 3.3(i) or by Applicable Law, the Company shall refrain from seeking any decrease in the premium rates under the Novated Policies from and after the Inception Date.

The Reinsurer shall bear, and shall indemnify the Company for, all costs and liabilities incurred in or arising out of seeking or effecting any premium rate changes at the direction of the Reinsurer, which, for the avoidance of doubt, are not included in the Expense Allowance.

3.4.          Inspection.  The Company shall keep accurate and complete records, files and accounts of all transactions and matters with respect to the Reinsured Policies and the administration thereof in accordance with Applicable Law and its record management practices in effect from time to time for the Company’s insurance business not covered by this Agreement.  The Reinsurer and its designated representatives may upon reasonable notice inspect, at the offices of the Company where such records are located, the papers and any and all other books or documents of the Company reasonably relating to this Agreement, including the Reinsured Policies and the administration thereof by the Company (including compliance with the provisions of Section 3.1), and shall have access to appropriate employees and representatives of the Company, in each case during normal business hours for such period as this Agreement is in effect or for as long thereafter as the Company seeks performance by the Reinsurer pursuant to the terms of this Agreement or the Reinsurer reasonably needs access to such records for regulatory, tax or similar purposes.  The information obtained shall be used only for purposes relating to the transactions contemplated under this Agreement.

3.5.          Errors and Omissions.  If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.  The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such misunderstanding or oversight within twenty (20) Business Days of such other party’s receipt of such notice.  However, this Section shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

3.6.          Age, Sex and Other Adjustments.  If the Company’s liability under any of the Reinsured Policies is changed because of a misstatement of age or sex or any other material fact, the Reinsurer will share in the change proportionately to the coinsurance share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.

3.7.          Setoff.  Any debts or credits, matured or unmatured, in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be setoff from any amounts due to the Company or the Reinsurer hereunder, as the case may be, and only the net balance shall be allowed or paid.

3.8.          Salvage and Subrogation.  The Company shall use all commercially reasonable efforts to fully obtain the benefit of any and all potential recoveries, salvage and subrogations that would reasonably be expected to reduce the amount of Ultimate Net Loss.

3.9.          Administration by Reinsurer.  (a) At any time from and after the fifteenth (15th) anniversary of the Inception Date, the Reinsurer shall have the right to assume from the Company the administration of the Novated Policies, provided that the Reinsurer provides twelve (12) months prior written notice of such assumption, which notice may be given as early as the fourteenth (14th) anniversary of the Inception Date to take effect as of the fifteenth (15th) anniversary of the Inception Date.  The Reinsurer shall bear all transition costs associated with an assumption of the administration of the Novated Policies pursuant to this paragraph (a) of this Section 3.9.

(b)           In addition to the provisions of Section 3.9(a), the Reinsurer shall have the right, upon written notice to the Company to assume from the Company the administration of the Novated Policies upon the occurrence of any of the following events:

(i)                 A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Company for the purpose of conserving, rehabilitating or liquidating the Company;

(ii)              There is a material breach by the Company of any material term or condition of this Article III  that is not cured by the Company within thirty (30) days after receipt of written notice from the Reinsurer of such breach or act (provided that the Reinsurer shall not have the right to assume such administration (A) for so long as the Company is making a good faith effort to cure such breach, not to exceed an additional one hundred eighty (180) days or (B) during the pendency of any dispute resolution proceedings as set forth in Article XV regarding an alleged material breach); or

(iii)           The Company is unable to perform the services required under this Article III for a period of thirty (30) consecutive days for any reason, other than as a result of a Force Majeure, it being understood that nothing in this Section 3.9(b)(iii) shall relieve the Company from its administrative responsibilities under this Agreement.  For purposes of this Agreement “Force Majeure” means any acts or omissions of any civil or military authority, acts of God, acts or omissions of the Reinsurer, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other act, omission or occurrence beyond the Company’s reasonable control, irrespective of whether similar to the foregoing enumerated acts, omissions or occurrences.

(c)           The Company shall bear all transition costs associated with an assumption of the administration of the Novated Policies pursuant to Section 3.9(b).

(d)           In the event of the Reinsurer’s assumption of the administration of the Novated Policies, the Reinsurer and the Company shall enter into an administrative services agreement in the form attached hereto as Schedule B and the provisions of Article IV and Article VI  shall become inoperative with respect to the Novated Policies.

ARTICLE IV

CLAIMS SETTLEMENT ACCOUNT; CLAIMS

4.1.          Claims Settlement Account.  (a) On the Closing Date, the Reinsurer shall establish a separate bank account (the “Claims Settlement Account”) in its own name for the payment of Reinsured Risks and shall authorize two signatories who shall be representatives of the Company and approved by the Reinsurer in writing to issue drafts in the name of the Reinsurer and showing the identity of the Company.  The Reinsurer shall fund such account for payment of claims in accordance with the provisions of Section 4.1(b).  Any interest earned on the Claims Settlement Account shall belong to the Reinsurer.  The Claims Settlement Account shall be administered by the Company in a fiduciary capacity and shall be used solely by the Company to make payments of claims in accordance with the terms of this Agreement.

(b)           The Reinsurer shall deposit $2.5 million in the Claims Settlement Account on the Closing Date and shall thereafter fund the Claims Settlement Account on or before the fifth (5th) day of each month in amounts agreed by the Company and the Reinsurer from time to time in amounts sufficient to provide funds to the Company for the payment of Reinsured Risks during the next thirty (30) days, or such other amount as may be mutually agreed by the parties (such initial deposit amount and each minimum funding amount as agreed from time to time shall be referred to as a “Minimum Claims Settlement Amount”).  In addition, the Reinsurer shall deposit to the Claims Settlement Account such additional amounts as may be required to keep the balance of such account above zero at all times.  In consideration of the Reinsurer providing the Claims Settlement Account arrangement, the Company agrees that it shall apply funds in the Claims Settlement Account against the Reinsurer’s liability under this Agreement until such funds are exhausted.

(c)           The Company shall keep true and complete records, in accordance with Applicable Law and its record management practices in effect from time to time for the Company’s insurance business not covered by this Agreement, clearly recording the deposits in and withdrawals from the Claims Settlement Account, including records relating to the payment of Reinsured Risks from the Claim Settlement Account.  The Company will make available to the Reinsurer, or shall furnish to the Reinsurer or its designated representative, upon request of the Reinsurer or its designated representative, copies of all such records.  All copies furnished in the ordinary course of business shall be furnished by the Company at the Company’s cost, which shall be included in the Expense Allowance.  Any extraordinary costs reasonably incurred by the Company in response to requests from the Reinsurer shall be reimbursed by the Reinsurer.

(d)           Within thirty (30) days after each Accounting Period (or more frequently as mutually agreed by the parties), the Company shall render a complete accounting to the Reinsurer detailing all transactions with respect to the Claims Settlement Account, in such form as agreed by the parties.

(e)           The parties agree to deliver to the depository bank such depository resolutions, signature cards, and other documents as may be requested of them in order to use such accounts at the depository bank in accordance with the provisions of this Article IV.

(f)            Upon a termination of this Agreement pursuant to Article IX, the Reinsurer shall close the Claims Settlement Account and any closing balance therein shall be the property of the Reinsurer.  The Company’s claims payment authority under this Agreement with respect to the Claims Settlement Account shall terminate immediately upon termination of this Agreement pursuant to Article IX.  Upon termination of its authority to pay claims, the Company shall promptly return to the Reinsurer all unused check stock held by it in connection with this Agreement.

ARTICLE V

REINSURANCE ASSET TRANSFER; CEDING COMMISSION

5.1.          Initial Reinsurance Premium.  As consideration for the reinsurance by the Reinsurer of the Reinsured Risks under this Agreement, on the Closing Date the Reinsurer shall be entitled to an amount equal to one hundred percent (100%) of the Total SAP Ceded Reserves as of the close of business on the day immediately preceding the Inception Date (the “Initial Reinsurance Premium”).

5.2.          Additional Reinsurance Premium.  As additional consideration for the Reinsurer entering into this Agreement, Reinsurer shall be entitled to 100% of all premiums and other considerations (including all reinsurance premium and Stop-Loss Payments from Travelers to the Company under the Travelers Reinsurance Agreement) to the extent received on or after the Inception Date by the Company or the Reinsurer with respect to the Reinsured Policies, including premium receivables that were due and unpaid as of the Inception Date that were taken into account in the calculation of the Initial Reinsurance Premium.

5.3.          Ceding Commission.  On the Closing Date, the Company shall be entitled to a ceding commission (the “Ceding Commission”) in an amount determined in accordance with Schedule C.  On the date of amendment of the Travelers Reinsurance Agreement as described in Section 2.7, the Reinsurer shall pay to the Company an additional ceding commission equal to the ceding commission payable by the Company to Travelers at such time pursuant to such agreement.

5.4.          Amounts Due the Parties.  (a) Except as otherwise specifically provided herein, all amounts due to be paid to the Company under this Agreement shall be determined on a net basis, giving full effect to Section 3.7.  The net amount due the Reinsurer from the Company on the Closing Date under Section 5.1 and Section 5.3 shall consist of (i) the investment assets (the “Assets”) set forth on Schedule D, which assets have a statutory book value as of the close of business on the day immediately preceding the Inception Date equal to (A) the Initial Reinsurance Premium, less (B) the Ceding Commission, less (C) an amount equal to accrued but unpaid interest on the Assets as of the close of business on the day immediately preceding the Inception Date, plus (ii) an amount equal to the investment cash flows received on the Assets between the Inception Date and the Closing Date.  The Company shall pay such net amount concurrent with its delivery of the Initial Report.  Each net amount subsequently due with respect to each Accounting Period ending after the Inception Date (the “Monthly Settlement”) shall be paid in cash by the Reinsurer to the Company no later than thirty (30) days after delivery of the Monthly Settlement Report.  Each net amount subsequently due with respect to each calendar quarter ending after the Inception Date (the “Quarterly Settlement”) shall be paid in cash by the Reinsurer to the Company no later than thirty (30) days after delivery of the Quarterly Settlement Report.  Each net amount subsequently due with respect to each calendar year ending after the Inception Date as reflected on an Annual Report shall be paid in cash by the Reinsurer to the Company no later than thirty (30) days after delivery of the Annual Report.

(b)           The Company shall deliver to the Reinsurer possession of the Assets and such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer in form and substance reasonably acceptable to the parties as shall be effective to vest in the Reinsurer all of the right, title and interest of the Company in and to the Assets.  Delivery of the Assets shall be a condition precedent of reinsurance coverage hereunder.

ARTICLE VI

EXPENSE ALLOWANCES

6.1.          Expense Allowance.  As reimbursement for expenses incurred by the Company in providing services with respect to the Reinsured Policies and Travelers Agreements, the Reinsurer shall pay to the Company with respect to each Accounting Period ending after the Inception Date, an expense allowance (each an “Expense Allowance”) in an amount calculated in accordance with Schedule E, as subsequently adjusted in accordance with the methodology and procedures set forth in Schedule E.

ARTICLE VII

ACCOUNTING AND SETTLEMENT

7.1.          Initial Report.  A report shall be provided by the Company to the Reinsurer on the Closing Date providing the data required in Schedule F - Part I (the “Initial Report”).

7.2.          Monthly Settlement Reports.  As soon as practicable but not more than thirty (30) days following the end of each Accounting Period ending after the Closing Date (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with a report that shall provide the financial data for such Accounting Period required in Schedule F - Part II (the “Monthly Settlement Report”).

7.3.          Quarterly Settlement Reports.  As soon as practicable but not more than forty (40) days following the end of each calendar quarter ending after the Closing Date (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with a report that shall provide the financial data for such quarter required in Schedule F - Part III (the “Quarterly Settlement Report”).  The Company and the Reinsurer agree that the financial data set forth on the Monthly Settlement Reports used for purposes of the Monthly Settlements, shall be trued-up to actual amounts in the next Quarterly Settlement Report and the net amount, if any, subsequently due to the Company or the Reinsurer, as the case may be, as a result of such adjustments shall be paid to the Company or the Reinsurer, as applicable.  For the avoidance of doubt, the first Quarterly Settlement Report will include all transactions with respect to the Reinsured Policies occurring from the Inception Date through June 30, 2004.

7.4.          Quarterly Financial Reports.  As soon as practicable but not more than forty (40) days following the end of each calendar quarter ending after the Closing Date (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with reports related to the Reinsured Policies as may be reasonably requested for use in connection with the preparation of the Reinsurer’s SAP financial statements or other reports prepared by the Reinsurer in compliance with its internal reporting requirements.  The parties shall cooperate in good faith to establish the form for the providing of such reports.

7.5.          Annual Reports.  Within forty-five (45) days after the end of each calendar year during the term of this Agreement (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with a report that shall provide the financial data for such year required in Schedule F - Part IV (the “Annual Report”).

7.6.          Additional Reports and Updates.  For so long as this Agreement remains in effect, each of the parties shall periodically furnish to the other such other reports and information as may be reasonably requested by such other party for regulatory, tax or similar purposes and reasonably available to it.

7.7.          Delayed Payments.  In the event that all or any portion of any payment due either party pursuant to this Agreement becomes overdue, the portion of the amount overdue shall bear interest at an annual rate equal to the then current thirty (30) day U.S. Treasury Bill discount rate on the date that the payment becomes overdue plus 200 basis points, for the period that the amount is overdue.

ARTICLE VIII

EXPERIENCE REFUND

8.1.          Experience Refund.  (a)  The Reinsurer shall establish, and maintain through December 31, 2018, a notional account known as the “Experience Account” in connection with this Agreement, and record therein certain cumulative experience on the Reinsured Policies as described below.  As of the Inception Date, the balance of the Experience Account will equal zero.  Within the first forty five (45) days of each calendar year beginning January 1, 2005, through calendar year beginning January 1, 2019, the Company shall make the following calculation regarding certain experience on the Reinsured Policies during the preceding calendar year (which result may be a positive or a negative number), and shall promptly thereafter deliver to the Reinsurer the result of such calculation:

[X] x [Y], where

X equals the excess of (i) over (ii) (the result of which may be a positive number or a negative number), where (i) is the actual statutory basis pre-tax income earned on the Reinsured Policies for the calendar year for which the calculation is being made, calculated consistent with projected statutory basis pre-tax income earned on the Reinsured Policies (the “Experience Refund Baseline”) as calculated on Schedule I hereto, but utilizing actual experience (e.g., actual premiums and expenses will be used in place of the projected amounts shown on Schedule I), except for investment income during the first three years (see below) and (ii) is the Experience Refund Baseline for the calendar year for which the calculation is being made as set forth on Schedule I hereto; and

Y equals 90% for calculations made with respect to calendar years 2004 through 2006 and 50% for calculations made with respect to calendar years thereafter; provided, however that if the cumulative amount of X during the calendar years 2004-2006 exceeds $15 million, then Y shall be reduced to 50% for any amounts of X over $15 million.

The calculation of investment income and the IMR income components of the actual pre-tax income for 2004-2006 shall be based on an assumed net annual yield of 5.95%, 5.89% and 5.83% respectively.  To derive investment income, the prior stated rates should be applied to a 2 point average of the sum of Total SAP Ceded Reserves and statutory IMR liability.  The two points should be December 31st for the applicable settlement year and December 31st for the immediately prior year.  Surplus assets and investment income thereon are excluded from the Experience Refund Baseline calculation, and therefore should also be excluded from the Total Annual Contribution calculation. Thereafter the investment income and IMR income shall be similarly calculated using the actual net yield (net of investment expenses and default costs) and allocated IMR from the Reinsurer’s LTC asset portfolio backing the Total SAP Ceded Reserves.

(b)           The result of the calculation in Section 8.1(a) for each calendar year shall be referred to in this Agreement as the “Total Annual Contribution.”  Following each calculation of Total Annual Contribution, the balance of the Experience Account will be adjusted as of the end of the preceding calendar year as follows:

(i)                 The balance of the Experience Account will be increased by: (A) the amount of the Total Annual Contribution for the preceding calendar year, but only if such Total Annual Contribution is a positive number and (B) interest credited in accordance with the terms of Section 8.1(d) below on any positive balance of the Experience Account.

(ii)              The balance of the Experience Account will be decreased by: (A) the amount of the Total Annual Contribution for the preceding calendar year, but only if such Total Annual Contribution is a negative number, (B) interest credited in accordance with the terms of Section 8.1(d) below on any negative balance of the Experience Account, and (C) the amount, if any, paid by the Reinsurer to the Company in accordance with the terms of Section 8.1(c) below.

(c)           Subject to Section 8.1(e), each calendar year that the balance of the Experience Account is a positive number following the adjustments contemplated in Section 8.1(b) above (other than the adjustment contemplated in Section 8.1(b)(ii)(C)), the Reinsurer shall pay to the Company an “Experience Refund” as follows:  (i) For calendar years ending prior to December 31, 2018, the Reinsurer shall pay to the Company the lesser of (A) the balance of the Experience Account and (B) an amount equal to the sum of (x) 20% of each positive Total Annual Contribution made with respect to the previous five (5) calendar years (or shorter period in the event that this Agreement has not been in effect for five (5) years) plus (y) interest credited to the balance of the Experience Account during the previous calendar year in accordance with Section 8.1(d) below if the balance of the Experience Account was positive during such year; and (ii) For calendar year ending December 31, 2018, the Reinsurer shall pay to the Company the balance of the Experience Account as of December 31, 2018 (if a positive number).  Any amounts due pursuant to this Section 8.1(c) shall be paid by the Reinsurer to the Company not later than thirty (30) days following the Company’s delivery to the Reinsurer of the Company’s calculation of the Total Annual Contribution for the preceding calendar year.  In no event shall the Company be required to make any Experience Refund payments to the Reinsurer or return any Experience Refund payments to the Reinsurer, including if the balance of the Experience Account was, is or becomes a negative number.

(d)           Interest shall accrue on the balance of the Experience Account (positive or negative) at an annual rate equal to the one (1) year U.S. Treasury Bill discount rate in effect on the close of business on July 1 or, if July 1 is not a Business Day, on the next Business Day of the current calendar year plus 100 basis points.  Interest shall be credited to the balance of the Experience Account as of the end of each calendar year immediately before making any adjustments for the Total Annual Contribution with respect to such calendar year.

(e)           Notwithstanding anything contained in this Section 8.1 to the contrary, no Experience Refund payments shall be made to the Company on any Reinsured Policies with respect to any period following the Reinsurer’s assumption of the administration of the Novated Policies pursuant to Section 3.9.

ARTICLE IX

DURATION AND TERMINATION

9.1.          Duration.  Except as otherwise provided herein, this Agreement shall be unlimited in duration.

9.2.          Reinsurer’s Liability.  The Reinsurer’s liability with respect to the Reinsured Risks will terminate on the earliest of:  (i) the date the Company’s liability with respect to the Reinsured Risks is terminated and all amounts due the Company from the Reinsurer with respect to such Reinsured Risks are paid to the Company by or on behalf of the Reinsurer; and (ii) the date this Agreement is terminated upon the written agreement of the parties.

9.3.          Notice of Termination.  Upon the termination of the Reinsurer’s liability with respect to the Reinsured Risks referred to in Section 9.2 above, the parties shall mutually give the Trustee written notice of their intention to terminate the Trust Account.

ARTICLE X

INSOLVENCY

10.1.        Payments.  In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the policies reinsured, without diminution because of the insolvency of the Company.  It is agreed and understood, however, that (i) in the event of the insolvency of the Company, the Reinsurer shall be given written notice of the pendency of a claim against the insolvent Company on a Reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding and (ii) during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defenses which it may deem available to the Company or its liquidator, receiver or statutory successor.

10.2.        Expenses.  It is further understood that any expense thus incurred by the Reinsurer pursuant to Section 10.1 shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.  Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

ARTICLE XI

CREDIT FOR REINSURANCE

11.1.        Reinsurance Credit.  Notwithstanding any other provision of this Agreement to the contrary, if the Reinsurer becomes unauthorized or otherwise unaccredited as an insurer or reinsurer in any U.S. jurisdiction to which the Company must provide statutory statements of financial condition such that the Company will not obtain full statutory financial statement credit for reinsurance in such state for the reinsurance provided under this Agreement, the Reinsurer, upon the request of the Company, will establish, at the Reinsurer’s sole cost and option, trust accounts for the benefit of the Company, letters of credit, or other acceptable alternatives necessary to permit the Company to obtain such full statutory financial statement credit for such reinsurance in all applicable jurisdictions.  The Company shall cooperate with the Reinsurer to take such steps.  In addition, in such event, the Reinsurer agrees to amend this Agreement and the Trust Agreement to the extent required under Applicable Law in order to provide the Company with such full statutory financial statement credit.

ARTICLE XII

REINSURANCE SECURITY

12.1.        Trust.  (a)  On the Closing Date, the Reinsurer shall enter into a trust agreement in the form attached as Schedule G (the “Trust Agreement”) and establish a trust account (the “Trust Account”) for the benefit of the Company with respect to the Reinsured Risks with a bank (the “Trustee”) designated as a Qualified United States Financial Institution by the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization or regulatory agency having similar duties.

(b)           The Reinsurer agrees to deposit, and maintain in the Trust Account with respect to this Agreement, assets to be held in trust by the Trustee for the benefit of the Company as security for the payment of the Reinsurer’s obligations to the Company under this Agreement.

(c)           The parties agree that the assets so deposited with respect to this Agreement shall be valued according to their current statutory book value on the books of the Reinsurer and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and other assets of the type specified on Schedule H attached hereto (“Eligible Securities”).

(d)           The Reinsurer, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that, to the extent practicable, the Company, or the Trustee upon direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.  The Company recognizes that certain assets in the Trust Account will not be readily negotiable and that certain notices, opinions of counsel, representations and/or consents will be required for the Company to obtain good and marketable title to such assets.

(e)           The Reinsurer and the Company agree that the assets in the Trust Account with respect to this Agreement may be withdrawn for the following purposes only:

(i)                 to pay or reimburse the Company for any amount due the Company pursuant to this Agreement to the extent not so paid or reimbursed by the Reinsurer;

(ii)              to pay to the Reinsurer, in accordance with paragraph (h) below, any amounts held in the Trust Account that exceed an amount (the “Funding Requirement”) equal to the sum of Total SAP Ceded Reserves and any additional reserves attributable to the Reinsured Risks that arise as a result of regulatory asset adequacy analysis requirements of the Reinsurer, less, prior to the date on which the Claims Settlement Account is closed, the Minimum Claims Settlement Amount then in effect; and

(iii)           in the event that General Electric Capital Corporation breaches its obligations under the Capital Maintenance Agreement, to fund an account with the Company (the “Company Account”) in an amount at least equal to the deduction, for reinsurance ceded, from the Company’s liabilities ceded under this Agreement.  Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss and loss adjustment expenses, and unearned premiums.

(f)            In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Section 12.1(e)(i) above in excess of actual amounts required to meet the Reinsurer’s obligations to the Company, the Company will promptly return such excess to the Reinsurer, plus interest at an annual rate equal to the then current thirty (30) day U.S. Treasury Bill discount rate on the date of withdrawal plus 200 basis points for the period during which the amounts were held pursuant to Section 12.1(e)(i).  In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Section 12.1(e)(iii) above, (i) the Reinsurer shall be relieved of its obligation to maintain assets in the Trust Account pursuant to this Section 12.1 to the extent of the amount of funds held in the Company Account and (ii) the Company shall first apply the funds in the Company Account in satisfaction of the Reinsurer’s liability under this Agreement until the funds in the Company Account are exhausted.  In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Section 12.1(e)(iii) above, promptly following the date the Reinsurer’s liability with respect to the Reinsured Risks is terminated, the Company shall return to the Reinsurer any assets so withdrawn that, together with any and all interest, dividends and other earnings thereon from the date of withdrawal to the date of return, are in excess of actual amounts required to meet the Reinsurer’s obligations to the Company under this Agreement.

(g)           The initial deposit to the Trust Account with respect to this Agreement shall be made on the Closing Date and shall consist of assets with a statutory book value equal to the Total SAP Ceded Reserves as of the close of business on the day immediately preceding the Inception Date, less an amount of assets with a statutory book value equal to the initial Minimum Claims Settlement Amount.

(h)           The aggregate statutory book value of the assets held in the Trust Account with respect to this Agreement, shall at all times be at least equal to the Funding Requirement, and shall be adjusted on a quarterly basis so as to equal the Funding Requirement.  On a quarterly basis, the Company shall promptly prepare and deliver to the Reinsurer a specific statement of the Funding Requirement and the Reinsurer shall promptly prepare and deliver to the Company a specific statement of the statutory book value of the assets in the Trust Account, in each case as of the end of the quarter.  If the statement shows that the Funding Requirement exceeds 100% of the balance of the Trust Account with respect to this Agreement as of the statement date, the Reinsurer shall, within ten (10) Business Days after receipt of such notice of excess, secure delivery to the Trustee of additional cash or Eligible Securities having a current statutory book value equal to such difference.  If the statement shows that the Funding Requirement is less than 100% of the balance of the Trust Account with respect to this Agreement as of the statement date, the Company shall, within ten (10) Business Days after delivery of such statement to the Reinsurer, deliver a notice of withdrawal to the Trustee directing the Trustee to withdraw from the Trust Account and deliver to the Reinsurer assets from the Trust Account having a current statutory book value equal to such excess amount.  In addition to the foregoing, the Reinsurer shall prepare and deliver to the Company on a quarterly basis a specific statement of the market value of the assets in the Trust Account as of the end of the quarter.

ARTICLE XIII

DEFERRED ACQUISITION COSTS

13.1.        Tax DAC Information Sharing.  To ensure consistency in their respective Tax DAC calculations for tax purposes, the Company and the Reinsurer will exchange information pertaining to the amount of net consideration under this Agreement each year.  The Company will submit a schedule to the Reinsurer by February 28 of each year presenting its calculation of the net consideration for the preceding taxable year.  The Reinsurer may contest the calculation by providing to the Company and alternative calculation in writing within thirty (30) days of receipt of the Company’s schedule.  The Company and the Reinsurer will act in good faith to resolve any differences in the schedule of calculations within thirty (30) days of receipt of the alternative calculation to ensure consistent amounts are reported on the respective tax returns for the preceding tax year.

ARTICLE XIV

INDEMNIFICATION

14.1.        Indemnification.  (a)  The Reinsurer agrees to indemnify and hold the Company harmless from any and all Losses (as defined in the Travelers Reinsurance Agreement) paid by the Company to any Cedent Indemnities (as defined in the Travelers Reinsurance Agreement) pursuant to Section 16.1 of the Travelers Reinsurance Agreement.

(b)           The Company shall provide to the Reinsurer the benefits of any of the Company’s indemnification rights under Section 16.2 of the Travelers Reinsurance Agreement and under Section 9.2 of the Travelers Acquisition Agreement.  Except as contemplated by Section 2.7, without the prior written consent of the Reinsurer, which consent shall not be unreasonably withheld, the Company shall not amend, modify, waive or fail to enforce any term or provision of any of the Travelers Agreements, if such amendment, modification, waiver or failure to enforce could reasonably be expected to increase the liability of the Reinsurer hereunder.

(c)           The Company shall use its commercially reasonable efforts to take, fully at the Reinsurer’s expense, all actions necessary to maintain in full force and effect the Company’s rights of indemnification under the Travelers Agreements.  The Company shall refrain from taking any action that would reasonably be expected to limit or diminish Travelers’ obligations thereunder; provided, however, that this paragraph shall not prohibit a Change of Control of the Reinsurer (as defined in the Travelers Acquisition Agreement).

ARTICLE XV

DISPUTE RESOLUTION

15.1.        General Provisions.  (a)  Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article XV, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)           Commencing with the request contemplated by Section 15.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 15.3, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)           In connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, and (ii) trial by jury.

(d)           The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)           All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XV are pending.  The parties will take such action, if any, required to effectuate such tolling.

15.2.        Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

15.3.        Mediation.  If a Dispute is not resolved by negotiation as provided in Section 15.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect. The parties will select a mediator from the CPR Panels of Distinguished Neutrals, but such mediator must have prior U.S. reinsurance experience either as a lawyer or as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Reinsurer, or any of their respective affiliates.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

15.4.        Arbitration.  (a)  If a Dispute is not resolved by mediation as provided in Section 15.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR  Arbitration Rules”). The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)           The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators who are each experienced in the U.S. reinsurance business, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The non-party appointed arbitrator must have prior U.S. reinsurance experience as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Reinsurer, or any of their respective affiliates.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties. The arbitrators shall determine the Dispute in accordance with the law of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.  The arbitral tribunal shall endeavor to render its award or order resulting from any arbitration within forty-five (45) days following the termination of the arbitration proceedings.

(c)           The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section may be entered and enforced in any court having jurisdiction thereof.

(d)           Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 15.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below. For purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

(e)           In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding paragraph (d) above, each party acknowledges that in the event of any actual or threatened breach of certain of the provisions of this Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)            Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article XV.

ARTICLE XVI

PRIVACY REQUIREMENTS

16.1.        Privacy Requirements.  In providing the administrative services provided for under this Agreement, and in connection with maintaining, administering, handling and transferring the data of the policyholders and other recipients of benefits under the Reinsured Policies, the Company shall, and shall cause its Affiliates and any permitted subcontractor to, comply with all confidentiality and security obligations applicable to them in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders or benefit recipients, including the provisions of privacy policies under which such information was gathered, those laws currently in place and which may become effective during the term of this Agreement, including the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996 and any other Applicable Laws.  The Company shall entitle the Reinsurer and its agents and representatives, the Commissioner of Health and Human Services and such other Governmental Authorities, to the extent required by Applicable Law, to audit the Company’s compliance herewith.  The Company shall also enable individual subjects of personally identifiable information, upon request from such individuals, to review and correct information maintained by the Company about them, and to restrict use of such information.  The Company shall promptly report to the Reinsurer any violation of this provision of which the Company becomes aware.  Unless required by Applicable Law, the Company shall not during the term of this Agreement, modify the privacy policies under which information utilized by the Company in administering the Reinsured Policies is gathered, without the Reinsurer’s prior written consent, which consent shall not be unreasonably withheld.  The parties hereto agree to comply with the terms of the Business Associate Addendum attached hereto.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

17.1.        Headings and Schedules.  Headings used herein are not a part of this Agreement and shall not affect the terms hereof.  The attached Schedules are a part of this Agreement.

17.2.        Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to the Company:

GE Capital Life Assurance Company of New York
6610 West Broad Street

Richmond, VA  23230

Facsimile:  (804) 281-6165
Attention:  Chief Executive Officer

With a copy to:

GE Capital Life Assurance Company of New York
6610 West Broad Street

Richmond, VA  23230
Facsimile:  (804) 281-6005
Attention:  General Counsel

If to the Reinsurer:

Union Fidelity Life Insurance Company
200 North Martingale Road
Schaumburg, IL  60173-2096
Facsimile:  (847) 330-3404
Attention:  Chief Financial Officer

With a copy to:

Union Fidelity Life Insurance Company
200 North Martingale Road
Schaumburg, IL  60173-2096
Facsimile:  (847) 605-3044
Attention:  General Counsel

or to such other address or to such other Person as either party may have last designated by notice to the other party.

17.3.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto.  Any assignment in violation of this Section 17.3 shall be void and shall have no force and effect.  Nothing in this Section 17.3 shall be construed to prohibit the Reinsurer from retroceding all or any portion of the business reinsured hereunder.

17.4.        Execution in Counterpart.  This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

17.5.        Currency.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

17.6.        Amendments.  This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Reinsurer.

17.7.        Governing Law.  This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

17.8.        Entire Agreement; Severability.  (a) This Agreement and the Termination Letter Agreement constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein or in the Termination Letter Agreement.

(b)           If any provision of this Agreement is held to be void, unenforceable or in violation of any provision of the Travelers Agreements, in whole or in part, (i) such holding or provision shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void, unenforceable or violative provision to the extent necessary to render such provision enforceable and to carry out its original intent.

17.9.        Contemporaneous Agreements.  Concurrent with the execution of this Agreement, the parties and/or their Affiliates are also entering into the Capital Maintenance Agreement, the RBC Reporting Letter Agreement and the Assignment Letter Agreement.

17.10.      No Waiver; Preservation of Remedies.  No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder.  Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.  The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

17.11.      Cooperation.  Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time.

17.12.      Third Party Beneficiary.  Nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

17.13.      Tax Exception to Any Confidentiality.  Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any obligations of confidentiality contained herein and therein, as they relate to the transactions, shall not apply to the federal tax structure or federal tax treatment of the transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the transactions.  The preceding sentence is intended to cause the transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transactions or any federal tax matter or federal tax idea related to the transactions.

17.14.      Interpretation.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

17.15.      Survival.  Article XV and Article XVII shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

GE CAPITAL LIFE ASSURANCE COMPANY
  OF NEW YORK

By  /s/  Victor C. Moses
     Name: Victor C. Moses
     Title: Senior Vice President

UNION FIDELITY LIFE INSURANCE COMPANY

By  /s/  Glenn Joppa

                Name: Glenn Joppa

                Title: Senior Vice President and Secretary

SCHEDULE A

POLICY FORMS

LTC1 (1990-92)

LTC2 Qualified (1990-99)

LTC2 Non-Qualified (1990-99)

LTC3+ Qualified Comprehensive (1993-2001)

LTC3+ Non-Qualified Comprehensive (1993-2001)

LTC3+ Non-Qualified Facility (1993-1999)

LC3 Qualified (1993-99)

LC3 Non-Qualified (1993-99)

LTC4 Qualified Comprehensive (1997-2001)

LTC4 Qualified Facility (1997-1999)

LC4

SCHEDULE B

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

LTC UFLIC/GECLANY

ADMINISTRATIVE SERVICES AGREEMENT

by and between

GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

and

UNION FIDELITY LIFE INSURANCE COMPANY

Effective as of [          ]

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), effective as of [                     ] (the “Effective Date”), is entered into by and between GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK, an insurance company organized under the laws of the State of New York (the “Company”), and UNION FIDELITY LIFE INSURANCE COMPANY, an insurance company organized under the laws of the State of Illinois (the “Administrator”).

RECITALS:

WHEREAS, the Company and the Administrator have entered into a Retrocession Agreement dated as of April 15, 2004 (the “Retrocession Agreement”) which provides for the parties to enter into this Agreement;

WHEREAS, pursuant to the Retrocession Agreement, the Administrator has agreed to indemnify the Company for, among other things, 100% of Ultimate Net Loss incurred by the Company and unpaid as of the Inception Date with respect to the Novated Policies (capitalized terms used herein and not defined herein, unless otherwise indicated, have the respective meanings assigned to them in the Retrocession Agreement); and

WHEREAS, the Company wishes to appoint the Administrator to provide policyholder and claim servicing with respect to the Novated Policies as set forth herein, and the Administrator desires to provide such administrative services;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

AUTHORITY

As between the Company and the Administrator, the Company hereby appoints the Administrator, and the Administrator hereby accepts appointment, to provide as an independent contractor of the Company, from and after the Effective Date, all of the policyholder and claim servicing services necessary or appropriate with respect to the Novated Policies including those set forth in this Agreement (the “Administrative Services”), all on the terms as set forth in this Agreement.  In providing the policyholder and claim servicing with respect to the Novated Policies, the Administrator shall handle all such matters, including but not limited to the billing and collection of premiums and the defense, adjustment, settlement and payment of all claims arising under the Novated Policies, as more fully described below.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the final right to direct the Administrator in the performance of the Administrative Services in accordance with the standards for services set forth in Section 2.1, including the right to direct the Administrator to perform any action necessary for the Novated Policies or the policyholder and claim servicing thereof to comply with Applicable Law, or to cease performing any action that constitutes a violation of Applicable Law.  All services hereunder shall be performed by the Administrator in the name of and on behalf of the Company.  The Administrator shall maintain a toll-free number for use by policyholders, certificateholders and beneficiaries.  Any and all correspondence with policyholders, certificateholders and beneficiaries and check stock utilized by the Administrator for payments under the Reinsured Policies shall be in the name of the Company or in the name of the Administrator and disclosing that the Administrator is acting as the administrative agent of the Company.

ARTICLE II

STANDARD FOR SERVICES; FACILITIES; SUBCONTRACTING;
POLICYHOLDER SERVICING

2.1.          Standard for Services.  The Administrator shall provide policyholder and claims servicing with respect to the Novated Policies in good faith and with the care, skill, prudence and diligence of a person experienced in administering long term care insurance business.  Without limiting the generality of the foregoing, the Administrator shall provide policyholder and claims servicing with respect to the Novated Policies (i) in accordance with the terms of the Novated Policies, (ii) in accordance with the applicable terms of this Agreement, (iii)  in compliance with Applicable Law, (iv) in accordance with industry standards, (v) in accordance with standards of service as agreed to by the Administrator and the Company and, subject to the foregoing, (vi) to the extent applicable, in the same manner as it conducts its own business not subject to this Agreement.

2.2.          Facilities and Personnel.  To the extent not sub-contracted to a Subcontractor, the Administrator shall at all times maintain sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Agreement in accordance with the performance standards set forth herein.

2.3.          Subcontracting.  The Administrator may subcontract for the performance of any policyholder or claims servicing service or services with respect to the Novated Policies to (i) an Affiliate or (ii) any other Person with the prior written consent of the Company, such consent not to be unreasonably withheld (in each case, the “Subcontractor”); provided, that, no such subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with regards to the providing of such service or services as if provided by the Administrator.

2.4.          Policyholder Servicing.  The Administrator shall provide policyholder servicing with regards to the Novated Policies, including changes of address, responding to policyholder inquiries and similar services.

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ARTICLE III

CLAIMS HANDLING

The Administrative Services with respect to claims for benefits including claims outstanding on the Effective Date, shall include the following:

3.1.          Claim Administration Services.  The Administrator shall acknowledge, consider, review, investigate, deny, settle, pay or otherwise dispose of each claim for benefits reported under each Novated Policy (each, a “Claim” and collectively the “Claims”) in accordance with procedures and guidelines established by the Company, such procedures and guidelines to be in accordance with the standards of service set forth in Section 2.1.

3.2.          Description of Claim Administration Services.  Without limiting the foregoing, the Administrator shall:

(i)                 provide claimants under the Novated Policy and their authorized representatives (collectively, “Claimants”) with Claim forms and provide reasonable explanatory guidance to Claimants in connection therewith;

(ii)              establish, maintain and organize Claim files and maintain and organize other Claims-related records;

(iii)           review all Claims and determine whether the Claimant is eligible for benefits and if so, the nature and extent of such benefits;

(iv)          prepare and distribute to the appropriate recipients any reports required by Applicable Law;

(v)             respond to all written or oral Claims-related communications that the Administrator reasonably believes to require a response; and

(vi)          maintain a complaint log with respect to the Novated Policies in accordance with applicable requirements of Governmental Authorities and provide a copy of such log, continuously updated through the last day of each calendar quarter during the term of this Agreement, to the Company on or before the tenth Business Day of each calendar quarter covering changes during the preceding calendar quarter.

ARTICLE IV

REGULATORY AND LEGAL PROCEEDINGS

4.1.          Regulatory Complaints and Proceedings.  The Administrator shall:

(i)                 respond to any Claims payment related complaints or inquiries made by any Governmental Authority, within the Governmental Authority’s

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 requested time frame for response or, if no such time frame is provided, within the time frame as allowed by Applicable Law; and promptly provide a copy of such response to the Company; b

(ii)              promptly notify the Company of any non-Claims payment related complaints or inquiries initiated by a Governmental Authority, and of any proceedings (either Claims or non-Claims related) initiated by a Governmental Authority, and, in either case, prepare and send to the Governmental Authority, with a copy to the Company, a response within the Governmental Authority’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by Applicable Law; provided, that, subject to meeting such time frames, the Administrator shall provide such response to the Company for its prior review and comment;

(iii)           subject to Section 4.4, supervise and control the investigation, contest, defense and/or settlement of all complaints, inquiries and proceedings by Governmental Authorities at its own cost and expense, and in the name of the Company when necessary; and

(iv)          at the Company’s request, provide to the Company a report in a form mutually agreed by the parties summarizing the nature of any complaints, inquiries or proceedings by Governmental Authorities, the alleged actions or omissions giving rise to such complaints, inquiries or proceedings and copies of any files or other documents that the Company may reasonably request in connection with its review of these matters.

                Notwithstanding the foregoing, the Company shall retain final authority for the resolution of inquiries by Governmental Authorities and consumer complaints; provided, however, the Company agrees to act reasonably in the exercise of such authority.

4.2.          Legal Proceedings.  The Administrator shall:

(i)                 notify the Company promptly of any lawsuit, action, arbitration or other dispute resolution proceedings that are instituted or threatened with respect to any matter relating to the Novated Policies (“Legal Proceeding(s)”), and in no event more than five (5) Business Days after receipt of notice thereof;

(ii)              subject to Section 4.4, supervise and control the investigation, contest, defense and/or settlement of all Legal Proceedings at its own cost and expense, and in the name of the Company when necessary; and

(iii)           keep the Company fully informed of the progress of all Legal Proceedings handled by the Administrator in which the Company is named a party and, at the Company’s request, provide to the Company a report summarizing the nature of any Legal Proceedings, the alleged actions or omissions

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giving rise to such Legal Proceedings and copies of any files or other documents that the Company may reasonably request in connection with its review of these matters in each case other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege.

4.3.          Notice to Administrator.  The Company shall give prompt notice to the Administrator of any Legal Proceeding made or brought against the Company after the Inception Date arising under or in connection with the Novated Policies to the extent known to it and not made against or served on the Administrator or a Subcontractor as administrator hereunder, and in no event more than five (5) Business Days after receipt of notice thereof, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith.  The Administrator shall assume the defense of the Company.

4.4.          Defense of Regulatory and Legal Proceedings.  Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to engage in its own separate legal representation, at its own expense, and to participate fully in the defense of any Legal Proceedings or complaints, inquiries or proceedings by Governmental Authorities with respect to the Novated Policies in which the Company is a named party without waiving any right to indemnification it may have under Article XVI hereof.  The Administrator and the Company shall cooperate with each other with respect to the administration of any Legal Proceeding and any complaint, inquiry or proceeding by Governmental Authorities.  The Administrator shall not settle any Legal Proceeding or any complaint, inquiry or proceeding by Governmental Authorities without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person, (ii) such settlement would not reasonably be expected to have material adverse precedential consequences to the Company and (iii) the sole relief provided is monetary damages that are paid in full by the Administrator.

ARTICLE V

NOTIFICATION TO POLICYHOLDERS

The Administrator agrees to send to policyholders of the Novated Policies a written notice prepared by the Administrator, reasonably acceptable to the Company and approved by the New York Insurance Department to the effect that the Administrator, or such other Person designated by the Administrator in accordance with the terms of this Agreement, has been appointed by the Company to provide Administrative Services.  The Administrator shall send such notice by first class U.S. mail at a time reasonably acceptable to the Company and the Administrator and in all events in accordance with Applicable Law.  The parties intend to minimize the cost associated with any notification under this Article V, including by means of inclusion of the notice in a regularly scheduled mailing to policyholders in lieu of a separate mailing.  The cost associated with such notification under this Article V (upon the initial assumption of the administration of the Novated Policies under Section 3.9 of the Retrocession Agreement) shall be a transition cost payable by the Administrator or the Company in accordance with Section 3.9(a) or 3.9(c) of the Retrocession Agreement, as applicable.

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ARTICLE VI

BILLINGS AND COLLECTIONS; RE-RATING OF NOVATED POLICIES

6.1.          Billing and Collection Services.  The Administrator shall assume all responsibility for billing and collecting premiums and other amounts payable with respect to the Novated Policies from and after the Effective Date.  The Company shall promptly remit to the Administrator any such amounts received by it with respect to the Novated Policies.

6.2.          Re-rating of Novated Policies.  Subject to compliance with Applicable Law and this Section 6.2, the Administrator shall have the exclusive right, on behalf of the Company, to increase or decrease the premium rates under the Novated Policies from and after the Effective Date without the consent of the Company.  The Administrator may not seek or implement, as applicable, a premium rate increase unless such premium rate increase would have been permitted under the terms of Section 3.2(i) of the Travelers Servicing Agreement assuming such Novated Policies continued to be “Reinsured Contracts” as defined under the Travelers Servicing Agreement.  Notwithstanding the foregoing, the Administrator may not seek or implement, as applicable, more than one (1) premium rate increase with respect to the Novated Policies in any state in any period of three (3) calendar years.  The Administrator shall bear, and shall indemnify the Company for, all costs and liabilities incurred in or arising out of seeking or effecting any premium rate changes at the direction of the Administrator.

ARTICLE VII

QUARTERLY PREMIUM TAX AND INSOLVENCY FUND ACCOUNTINGS

7.1.          Quarterly Accountings.  Within thirty (30) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Company shall submit to the Administrator a written statement of accounting in a form and containing such information to be agreed upon by the parties hereto (each, an “Insolvency Fund Quarterly Accounting”) setting forth the Insolvency Fund amounts assessed or payable to the extent that such assessments constitute Reinsured Risks with respect to the Novated Policies (collectively, the “Post-Effective Date Assessments”).  Within thirty (30) days after the last day of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall submit to the Company a written statement of accounting in a form and containing such information to be agreed upon by the parties hereto (each, a “Quarterly Premium Tax Accounting”, and together with the Insolvency Fund Quarterly Accountings, the “Quarterly Accountings”) setting forth the estimated premium taxes due with respect to the Novated Policies as a result of premiums collected during such quarter.  Concurrent with the delivery of each Quarterly Premium Tax Accounting, the Administrator shall remit to the Company the amount set forth on such Quarterly Premium Tax Accounting with respect to such estimated premium taxes due and the amount set forth in such Insolvency Fund Quarterly Accounting with respect to the Post-Effective Date Assessments, and any other amounts owed to the Company pursuant to this Agreement; provided, however, that any Post-Effective Date Assessments set forth in an Insolvency Fund Quarterly Accounting received by the Administrator less than five (5) Business Days prior to the Administrator’s

6

delivery of such Quarterly Premium Tax Accounting will be paid within ten (10) Business Days of receipt by the Administrator of such Insolvency Fund Quarterly Accounting.  Each of the parties agrees to supply to the other a copy of all supporting data used in preparing the Quarterly Accountings prepared by such party.

7.2.          Adjustments Regarding Quarterly Accountings.  In the event that subsequent data or calculations require revision of any of the Quarterly Accountings, the required revision and appropriate payments thereunder shall be made within ten (10) Business Days after the parties hereto mutually agree as to the appropriate revision.

ARTICLE VIII

CERTAIN ACTIONS BY COMPANY

8.1.          Filings.  The Company shall prepare and timely file any filings required to be made with any Governmental Authority that relate to the Company generally and not just to the Novated Policies, including filings with guaranty associations and filings and premium tax returns with taxing authorities.  The Administrator shall, in a timely fashion in light of the dates such filings by the Company are required, provide to the Company all information in the possession of the Administrator with respect to the Novated Policies that may be reasonably required for the Company to prepare such filings and tax returns.

8.2.          Annual Adjustment.  The Company shall pay or provide to the Administrator the benefit of any Post-Effective Date Assessments which have been or can be applied to reduce the Company’s premium tax liability (“Premium Tax Credits”).  The Company shall provide to the Administrator by March 15 of each year a statement of the amount (the “Annual Adjustment”) of (i) premium taxes due with respect to premiums collected during the prior calendar year (to the extent that such premium taxes constitute Reinsured Risks with respect to the Novated Policies), less (ii) estimated premium taxes paid by the Administrator to the Company with respect to such premiums under the provisions of Article VII, less (iii) Premium Tax Credits for the prior calendar year.  By March 30 of each year the Administrator shall pay to the Company the Annual Adjustment, if a positive amount, and the Company will pay or credit to the Administrator the Annual Adjustment, if a negative amount.

ARTICLE IX

REGULATORY MATTERS AND AUDIT REPORTING

9.1.          Regulatory Compliance and Reporting.  The Administrator shall provide to the Company such information with respect to the Novated Policies as is required to satisfy all current and future informational reporting, prior approval and any other requirements imposed by any Governmental Authority.  Upon the reasonable request of the Company, the Administrator shall timely prepare such reports and summaries, including statistical summaries, as are necessary or reasonably required to satisfy any requirements imposed by a Governmental Authority upon the Company with respect to the Novated Policies.  In addition, the Administrator, upon the reasonable request of the Company, shall promptly provide to the

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Company copies of all existing records relating to the Novated Policies (including, with respect to records maintained in machine readable form, hard copies) that are necessary to satisfy such requirements.  All copies of records furnished in the ordinary course of business shall be furnished by the Administrator at the Administrator’s cost.  Any extraordinary costs reasonably incurred by the Administrator in response to requests from the Company shall be reimbursed by the Company.  Among other responsibilities:

(i)                 The Administrator shall promptly prepare and furnish to Governmental Authorities all reports and related summaries (including, without limitation, statistical summaries), certificates of compliance and other reports required or requested by a Governmental Authority.

(ii)              The Administrator shall assist the Company and cooperate with the Company in doing all things necessary, proper or advisable, in the most expeditious manner practicable in connection with any and all market conduct or other Governmental Authority examinations relating to the Novated Policies.

9.2.          Reporting and Accounting.  The Administrator shall assume the reporting and accounting obligations set forth below:

(i)                 As soon as practicable but not more than thirty (30) days after the end of each Accounting Period (or more frequently as mutually agreed by the parties), the Administrator shall timely provide to the Company the Monthly Settlement Reports.  As soon as practicable but not more than forty (40) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall timely provide to the Company the Quarterly Settlement Reports.  As soon as practicable but not more than forty-five (45) days after the end of each calendar year that this Agreement is in effect, the Administrator shall timely provide to the Company the Annual Reports.  In addition, as soon as practicable but not more than forty (40) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agree by the parties), the Administrator shall timely provide to the Company such other reports and summaries of transactions (and, upon request of the Company, detailed supporting records) related to the Novated Policies as may be reasonably required for use in connection with the preparation of the Company’s statutory and GAAP financial statements, tax returns and other required financial reports and to comply with the requirements of the regulatory authorities having jurisdiction over the Company, including all premium written and earned and all Losses and Allocated Loss Adjustment Expenses reserved, paid, and outstanding.  The parties shall cooperate in good faith to establish the manner for the providing of such reports.

(ii)              The Administrator shall provide to the Company such reports or summaries (and, upon the request of the Company, detailed supporting

8

records therefor) related to the payment of commissions under the Novated Policies as agreed by the parties.

(iii)           As soon as practicable but not more than forty (40) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall report to the Company the amount of statutory reserves that the Company is required to maintain in connection with the Reinsured Risks with respect to the Novated Policies as of the quarter end.

(iv)          The Administrator shall promptly provide notice to the Company of any changes in the reserve methodology used by the Administrator in calculating statutory reserves for the Novated Policies.

(v)             Within forty-five (45) days after each calendar year end (or such longer time as may be agreed by the parties) that this Agreement is in effect, the Administrator shall provide to the Company (a) an opinion of an actuary reasonably acceptable to the Company as to the adequacy of statutory reserves for the Novated Policies, prepared according to accepted actuarial standards of practice, and as otherwise required for regulatory reporting purposes and (b) an analysis which reasonably supports such opinion.

9.3.          Additional Reports and Updates.  For so long as this Agreement remains in effect, each party shall periodically furnish to the other such other reports and information as may be reasonably required by such other party for regulatory, tax or similar purposes and reasonably available to it.

ARTICLE X

MISCELLANEOUS ADMINISTRATIVE SERVICES

The Administrator shall assume the obligations set forth below:

(i)                 The Administrator shall timely pay to the policyholders, including any certificateholder thereunder, any refunds of any kind due under the Novated Policies.

(ii)              The Administrator shall process all policy changes, lapses, cancellations, and reinstatements in accordance with the terms of this Agreement and the express terms of the Novated Policies and shall assume responsibility for providing all other policyholder servicing in connection with the Novated Policies.

(iii)           The Administrator shall pay commissions due under the Novated Policies.

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(iv)          The Administrator shall provide such Administrative Services as are not performed by or on behalf of Company on the date hereof but the need for which may arise due to changes or developments in Applicable Law.

ARTICLE XI

BOOKS AND RECORDS

The Administrator shall keep accurate and complete records, files and accounts of all transactions and matters with respect to the Novated Policies and the administration thereof in accordance with Applicable Law, including New York Regulation 152, and its record management practices in effect from time to time for the Administrator’s insurance business not covered by this Agreement, if any.  All such records pertaining to the Novated Policies shall be the property of the Company, provided that the Administrator shall at all times have the right to retain a copy of such books and records. The parties to this Agreement and their designated representatives may upon reasonable notice inspect, at the offices of the Administrator or the Company where such records are located, the papers and any and all other books or documents of the Administrator or the Company reasonably relating to this Agreement, including the Novated Policies, and shall have access to appropriate employees and representatives of the other party, in each case during normal business hours for such period as  this Agreement is in effect or for as long thereafter as any rights or obligations of any party survives or the Administrator or the Company reasonably need access to such records for regulatory, tax or similar purposes. The information obtained shall be used only for purposes relating to the transactions contemplated under this Agreement.

ARTICLE XII

COOPERATION

Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time.

ARTICLE XIII

PRIVACY REQUIREMENTS

In providing the Administrative Services provided for under this Agreement, and in connection with maintaining, administering, handling and transferring the data of the policyholders and other recipients of benefits under the Novated Policies, the Administrator shall, and shall cause its Affiliates and any permitted Subcontractors to, comply with all confidentiality and security obligations applicable to them in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information

10

about individual policyholders or benefit recipients, including the provisions of privacy policies under which such information was gathered, those laws currently in place and which may become effective during the term of this Agreement, including the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996 and any other Applicable Laws.  The Administrator shall entitle the Company and its agents and representatives, the Commissioner of Health and Human Services and such other Governmental Authorities, to the extent required by Applicable Law, to audit the Administrator’s compliance herewith.  The Administrator shall also enable individual subjects of personally identifiable information, upon request from such individuals, to review and correct information maintained by the Administrator about them, and to restrict use of such information.  The Administrator shall promptly report to the Company any violation of this provision of which the Administrator becomes aware.  Unless required by Applicable Law, the Administrator shall not during the term of this Agreement, modify the privacy policies under which information utilized by the Administrator in administering the Novated Policies is gathered, without the Company’s prior written consent, which consent shall not be unreasonably withheld. The parties agree to comply with the terms of the Business Associate Addendum attached hereto or such other written agreement as may be required by Applicable Law on the date hereof.

ARTICLE XIV

CONSIDERATION FOR ADMINISTRATIVE SERVICES

Apart from the performance by the Company of its obligations under the Retrocession Agreement, there shall be no fee or other consideration due to the Administrator for performance of the Administrative Services under this Agreement.

ARTICLE XV

BANK ACCOUNT; USE OF COMPANY LETTERHEAD

When and on terms reasonably requested by the Administrator, the Company shall open, modify or close, and make available for use by the Administrator for the payment of amounts to be paid by the Administrator hereunder one or more bank accounts of the Company and check stock of the Company.  The Administrator shall maintain such account(s) and pay all applicable bank fees and check stock costs.  The Company shall adopt such resolutions and execute such documents as required to designate senior officers of the Administrator (by title) as signatories on such account(s) and authorize the Administrator to certify to such bank(s), from time to time, the names of such officers.  The Company shall also make available to the Administrator, at the sole expense of the Administrator, such letterhead, printed forms and other documents of the Company as may be reasonably required by the Administrator in performing services hereunder.  Upon termination of this Agreement, the Administrator shall promptly return to the Company all such unused check stock, letterhead, printed forms and other documents held by it in connection with this Agreement as provided under this Article XV.

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ARTICLE XVI

INDEMNIFICATION

Any claim for or with respect to indemnification arising out of, or relating to, this Agreement or the Administrative Services hereunder shall be permitted under and governed by the provisions of Article V of the Master Agreement, dated as of [       ], 2004, among General Electric Company, General Electric Capital Corporation, GEI, Inc., GE Financial Assurance Holdings, Inc. and Genworth Financial, Inc (the “Master Agreement”), to the extent such provisions are applicable, as if this Agreement were a Transaction Document under the Master Agreement.

ARTICLE XVII

DURATION; TERMINATION

17.1.        Duration.  This Agreement shall commence on the Effective Date and continue with respect to each Novated Policy until no further Administrative Services in respect of such Novated Policy is required, unless this Agreement is earlier terminated under Section 17.2.

17.2.        Termination.  (a)  This Agreement is subject to immediate termination at the option of the Company, upon written notice to the Administrator, on the occurrence of any of the following events:

(i)                 A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Administrator for the purpose of conserving, rehabilitating or liquidating the Administrator;

(ii)              There is a material breach by the Administrator of any material term or condition of this Agreement that is not cured by the Administrator within thirty (30) days after receipt of written notice from the Company of such breach or act (provided that the Company shall not have the right to terminate this Agreement (A) for so long as the Administrator is making a good faith effort to cure such breach, not to exceed an additional one hundred eighty (180) days or (B) during the pendency of any dispute resolution proceedings as set forth in Article XVIII regarding an alleged material breach); or

(iii)           The Administrator is unable to perform the services required under this Agreement for a period of thirty (30) consecutive days for any reason other than as a result of a Force Majeure, it being understood that nothing in this Section 17.2(a)(iii) shall relieve the Administrator from its administrative responsibilities under this Agreement.  For purposes of this Agreement, “Force Majeure” means any acts or omissions of any civil or military authority, acts of God, acts or omissions of the Company, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-

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availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other act, omission or occurrence beyond the Administrator’s reasonable control, irrespective of whether similar to the foregoing enumerated acts, omissions or occurrences.

(b)           This Agreement may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination.

(c)           In the event that this Agreement is terminated under any of the provisions of Section 17.2(a), the Administrator shall select a third-party administrator to perform the services required by this Agreement.  The Company shall have the right to approve any such administrator selected by the Administrator, but such approval will not unreasonably be withheld or delayed.  If the Administrator fails to select an administrator pursuant to this Section 17.2(c), the Company shall select such an administrator.  In either case, the Administrator shall pay all fees and charges imposed by the selected administrator and shall bear all transition costs associated with the transition of the performance of the services required under this Agreement to such administrator, including the expense of sending policyholder notices as provided in Article V.

ARTICLE XVIII

DISPUTE RESOLUTION

18.1.        General Provisions.  (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article XVIII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)           Commencing with the request contemplated by Section 18.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 18.3, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)           In connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party Claim (as defined in the Master Agreement) shall be considered direct damages), and (ii) trial by jury.

(d)           The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

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(e)           All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XVIII are pending.  The parties will take such action, if any, required to effectuate such tolling.

18.2.        Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

18.3.        Mediation. If a Dispute is not resolved by negotiation as provided in Section 18.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect. The parties will select a mediator from the CPR Panels of Distinguished Neutrals, but such mediator must have prior U.S. reinsurance experience either as a lawyer or as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Administrator, or any of their respective affiliates.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

18.4.        Arbitration. (a) If a Dispute is not resolved by mediation as provided in Section 18.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”). The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)           The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators who are each experienced in the U.S. reinsurance business, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The non-party appointed arbitrator must have prior U.S. reinsurance experience as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Administrator, or any of their respective affiliates.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties. The arbitrators shall determine the Dispute in accordance with the law of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.  The arbitral tribunal shall endeavor to render its award or order

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resulting from any arbitration within forty-five (45) days following the termination of the arbitration proceedings.

(c)           The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 18.4 may be entered and enforced in any court having jurisdiction thereof.

(d)           Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 18.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below. For purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the courts of  the State of New York.

(e)           In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding paragraph (d) above, each party acknowledges that in the event of any actual or threatened breach of certain of the provisions of this Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)            Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article XVIII.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

19.1.        Headings and Schedules.  Headings used herein are not a part of this Agreement and shall not affect the terms hereof.  The attached Schedules are a part of this Agreement.

19.2.        Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

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If to the Company:

GE Capital Life Assurance Company of New York
6610 West Broad Street

Richmond, VA  23230

Facsimile:  (804) 281-6165
Attention:  Chief Executive Officer

With a copy to:

GE Capital Life Assurance Company of New York
6610 West Broad Street

Richmond, VA  23230
Facsimile:  (804) 281-6005
Attention:  General Counsel

If to the Administrator:

Union Fidelity Life Insurance Company
200 North Martingale Road
Schaumburg, IL  60173-2096
Facsimile:  (847) 330-3404
Attention:  Chief Financial Officer

With a copy to:

Union Fidelity Life Insurance Company
200 North Martingale Road
Schaumburg, IL  60173-2096
Facsimile:  (847) 605-3044
Attention:  General Counsel

or to such other address or to such other Person as either party may have last designated by notice to the other party.

19.3.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto and without the prior written consent of the New York Insurance Department and the Illinois Insurance Department.  Any assignment in violation of this Section 19.3 shall be void and shall have no force and effect.

19.4.        Execution in Counterpart.  This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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19.5.        Safeguarding Customer Information.  The Administrator shall implement and maintain appropriate measures designed to meet the objectives of New York Insurance Department Regulation No. 173, with respect to safeguarding the Company’s customer information and customer information systems.  The Administrator shall adjust its information security program at the reasonable request of the Company for any relevant changes indicated by the Company’s assessment of risk around its customer information and customer information systems.  Confirming evidence that the Administrator has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by the Company, representatives of the Company, and any governmental agency that has regulatory authority over the Company’s business activities.

19.6.        Currency.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

19.7.        Amendments.  This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Administrator.

19.8.        Governing Law.  This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

19.9.        Entire Agreement; Severability.  (a)  This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.

(b)           If any provision of this Agreement is held to be void, unenforceable or in violation of any provision of the Travelers Agreements, in whole or in part, (i) such holding or provision shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void, unenforceable or violative provision to the extent necessary to render such provision enforceable and to carry out its original intent.

19.10.      No Waiver; Preservation of Remedies.  No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder.  Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.  The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

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19.11.          Third Party Beneficiary.  Nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

19.12.          Tax Exception to Any Confidentiality.  Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any obligations of confidentiality contained herein and therein, as they relate to the transactions, shall not apply to the federal tax structure or federal tax treatment of the transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the transactions.  The preceding sentence is intended to cause the transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transactions or any federal tax matter or federal tax idea related to the transactions.

19.13.          Interpretation.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

19.14.          Survival.  Article XVIII and Article XIX shall survive the termination of this Agreement.

19.15.          Licensing.  At all times during the term of this Agreement, the Administrator shall maintain in full force and effect all licenses required to be maintained by it under Applicable Law with respect to this Agreement, including, if applicable, an independent claims adjuster license.

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IN WITNESS WHEREOF, the Company and the Administrator have executed this Agreement as of the date first above written.

GE CAPITAL LIFE ASSURANCE COMPANY

  OF NEW YORK

By: ______________________________

      Name:

      Title:

UNION FIDELITY LIFE INSURANCE

  COMPANY

By: ______________________________

      Name:

      Title:

19

BUSINESS ASSOCIATE ADDENDUM

I.              Purpose.

In order to disclose certain information to the party providing a service under this Agreement (“Provider”) under this Addendum, some of which may constitute Protected Health Information (defined below), the party to whom a service under this Agreement is being provided (“Recipient”) and Provider mutually agree to comply with the terms of this Addendum for the purpose of satisfying the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing privacy regulations at 45 C.F.R. Parts 160-164 (“HIPAA Privacy Rule”).  These provisions shall apply to Provider to the extent that Provider is considered a “Business Associate” under the HIPAA Privacy Rule and all references in this section to Business Associates shall refer to Provider.  Capitalized terms not otherwise defined herein shall have the meaning assigned in the Agreement.  Notwithstanding anything else to the contrary in the Agreement, in the event of a conflict between this Addendum and the Agreement, the terms of this Addendum shall prevail.

II.            Permitted Uses and Disclosures.

A.            Business Associate agrees to use or disclose Protected Health Information (“PHI”) that it creates for or receives from Recipient or its Subsidiaries only as follows.  The capitalized term “Protected Health Information or PHI” has the meaning set forth in 45 Code of Federal Regulations Section 164.501, as amended from time to time.  Generally, this term means individually identifiable health information including, without limitation, all information, data and materials, including without limitation, demographic, medical and financial information, that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past present, or future payment for the provision of health care to an individual; and that identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual.  This definition shall include any demographic information concerning members and participants in, and applicants for, Recipient’s or its Subsidiaries’ health benefit plans.  All other terms used in this Addendum shall have the meanings set forth in the applicable definitions under the HIPAA Privacy Rule.

B.            Functions and Activities on Company’s Behalf.  Business Associate is permitted to use and disclose PHI it creates for or receives from Recipient or its Subsidiaries only for the purposes described in this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received.  In addition to these specific requirements below, Business Associate may use or disclose PHI only in a manner that would not violate the HIPAA Privacy Rule if done by the Recipient or its Subsidiaries.

C.            Business Associate’s Operations.  Business Associate is permitted by this Agreement to use PHI it creates for or receives from Recipient or its Subsidiaries: (i) if such use is reasonably necessary for Business Associate’s proper management and administration; and (ii) as reasonably necessary to carry out Business Associate’s legal responsibilities. Business

Associate is permitted to disclose PHI it creates for or receives from Recipient or its Subsidiaries for the purposes identified in this Section only if the following conditions are met:

                                (1) The disclosure is required by law; or

(2)   The disclosure is reasonably necessary to Business Associate’s proper management and administration, and Business Associate obtains reasonable assurances in writing from any person or organization to which Business Associate will disclose such PHI that the person or organization will:

a. Hold such PHI as confidential and use or further disclose it only for the purpose for which Business Associate disclosed it to the person or organization or as required by law; and

b. Notify Business Associate (who will in turn promptly notify whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received) of any instance of which the person or organization becomes aware in which the confidentiality of such PHI was breached.

D.            Minimum Necessary Standard.  In performing the functions and activities on Recipient’s or its Subsidiaries’ behalf pursuant to the Agreement, Business Associate agrees to use, disclose or request only the minimum necessary PHI to accomplish the purpose of the use, disclosure or request.  Business Associate must have in place policies and procedures that limit the PHI disclosed to meet this minimum necessary standard.

E.     Prohibition on Unauthorized Use or Disclosure.  Business Associate will neither use nor disclose PHI it creates or receives for or from Recipient, its Subsidiaries, or from another business associate of Recipient or its Subsidiaries, except as permitted or required by this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received.

F.             De-identification of Information.  Business Associate agrees neither to de-identify PHI it creates for or receives from Recipient or its Subsidiaries or from another business associate of Recipient or its Subsidiaries, nor use or disclose such de-identified PHI, unless such de-identification is expressly permitted under the terms and conditions of this Addendum or the Agreement and related to Recipient’s or its Subsidiaries’ activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.  De-identification of PHI, other than as expressly permitted under the terms and conditions of the Addendum for Business Associate to perform services for Recipient or its Subsidiaries, is not a permitted use of PHI under this Addendum.  Business Associate further agrees that it will not create a “Limited Data Set” as defined by the HIPAA Privacy Rule using PHI it creates or receives, or receives from another business associate of Recipient or its Subsidiaries, nor use or disclose such Limited Data Set unless: (i) such creation, use or disclosure is expressly permitted under the terms and conditions of this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum; and such creation, use or disclosure is for services provided by

2

Business Associate that relate to Recipient’s or its Subsidiaries’ activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.

G.            Information Safeguards.  Business Associate will develop, document, implement, maintain and use appropriate administrative, technical and physical safeguards to preserve the integrity and confidentiality of and to prevent non-permitted use or disclosure of PHI created for or received from Recipient or its Subsidiaries.  These safeguards must be appropriate to the size and complexity of Business Associate’s operations and the nature and scope of its activities.  Business Associate agrees that these safeguards will meet any applicable requirements set forth by the U.S. Department of Health and Human Services, including (as of the effective date or as of the compliance date, whichever is applicable) any requirements set forth in the final HIPAA security regulations.  Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate resulting from a use or disclosure of PHI by Business Associate in violation of the requirements of this Addendum.

III.           Conducting Standard Transactions.  In the course of performing services for Recipient or its Subsidiaries, to the extent that Business Associate will conduct Standard Transactions for or on behalf of Recipient or its Subsidiaries, Business Associate will comply, and will require any subcontractor or agent involved with the conduct of such Standard Transactions to comply, with each applicable requirement of 45 C.F.R. Part 162.  “Standard Transaction(s)” shall mean a transaction that complies with the standards set forth at 45 C.F.R. parts 160 and 162.  Further, Business Associate will not enter into, or permit its subcontractors or agents to enter into, any trading partner agreement in connection with the conduct of Standard Transactions for or on behalf of the Recipient or its Subsidiaries that:

a.               Changes the definition, data condition, or use of a data element or segment in a Standard Transaction;

b.              Adds any data element or segment to the maximum defined data set;

c.               Uses any code or data element that is marked “not used” in the Standard Transaction’s implementation specification or is not in the Standard Transaction’s implementation specification; or

d.              Changes the meaning or intent of the Standard Transaction’s implementation specification.

IV.           Sub-Contractors, Agents or Other Representatives.  Business Associate will require any of its subcontractors, agents or other representatives to which Business Associate is permitted by this Addendum or the Agreement (or is otherwise given Recipient’s or the relevant Subsidiary’s prior written approval) to disclose any of the PHI Business Associate creates or receives for or from Recipient or its Subsidiaries, to provide reasonable assurances in writing that subcontractor or agent will comply with the same restrictions and conditions that apply to the Business Associate under the terms and conditions of this Addendum with respect to such PHI.

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V.            Protected Health Information Access, Amendment and Disclosure Accounting.

A.            Access.  Business Associate will promptly upon Recipient’s or its Subsidiary’s request make available to Recipient, its Subsidiary, or, at Recipient’s or such Subsidiary’s direction, to the individual (or the individual’s personal representative) for inspection and obtaining copies any PHI about the individual which Business Associate created for or received from Recipient or its Subsidiary and that is in Business Associate’s custody or control, so that Recipient or its Subsidiary may meet its access obligations under 45 Code of Federal Regulations § 164.524.

B.            Amendment.  Upon Recipient’s or its Subsidiary’s request Business Associate will promptly amend or permit Recipient or its Subsidiary access to amend any portion of the PHI which Business Associate created for or received from Recipient or its Subsidiary, and incorporate any amendments to such PHI, so that Recipient or its Subsidiary may meet its amendment obligations under 45 Code of Federal Regulations § 164.526.

C.            Disclosure Accounting.  So that Recipient or its Subsidiaries may meet their disclosure accounting obligations under 45 Code of Federal Regulations § 164.528:

1.                     Disclosure Tracking.  Business Associate will record for each disclosure, not excepted from disclosure accounting under Section V.C.2 below, that Business Associate makes to Recipient or its Subsidiaries of PHI that Business Associate creates for or receives from Recipient or its Subsidiaries, (i) the disclosure date, (ii) the name and member or other policy identification number of the person about whom the disclosure is made, (iii) the name and (if known) address of the person or entity to whom Business Associate made the disclosure, (iv) a brief description of the PHI disclosed, and (v) a brief statement of the purpose of the disclosure (items i-v, collectively, the “disclosure information”).  For repetitive disclosures Business Associate makes to the same person or entity (including Recipient or its Subsidiaries) for a single purpose, Business Associate may provide a) the disclosure information for the first of these repetitive disclosures, (b) the frequency, periodicity or number of these repetitive disclosures and (c) the date of the last of these repetitive disclosures.  Business Associate will make this disclosure information available to Recipient or its Subsidiaries promptly upon Recipient’s or its Subsidiaries’ request.

2.                     Exceptions from Disclosure Tracking.  Business Associate need not record disclosure information or otherwise account for disclosures of PHI that this Addendum or Recipient or the relevant Subsidiary in writing permits or requires (i) for the purpose of Recipient’s or its Subsidiaries’ treatment activities, payment activities, or health care operations, (ii) to the individual who is the subject of the PHI disclosed or to that individual’s personal representative; (iii) to persons involved in that individual’s health care or payment for health care; (iv) for notification for disaster relief purposes, (v) for national security or intelligence purposes, (vi) to law enforcement officials or correctional institutions regarding inmates; or (vii) pursuant to an authorization; (viii) for disclosures of certain PHI made as part of a Limited Data Set; (ix) for certain incidental disclosures that may occur where reasonable safeguards have been implemented; and (x) for disclosures prior to April 14, 2003.

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3.                     Disclosure Tracking Time Periods.  Business Associate must have available for Recipient and its Subsidiaries the disclosure information required by this section for the 6 years preceding Recipient’s or its Subsidiaries’ request for the disclosure information (except Business Associate need have no disclosure information for disclosures occurring before April 14, 2003).

VI.           Additional Business Associate Provisions

A.            Reporting of Breach of Privacy Obligations.  Business Associate will provide written notice to whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received of any use or disclosure of PHI that is neither permitted by this Addendum nor given prior written approval by Recipient or the relevant Subsidiary promptly after Business Associate learns of such non-permitted use or disclosure.  Business Associate’s report will at least:

(i)                         Identify the nature of the non-permitted use or disclosure;

(ii)                      Identify the PHI used or disclosed;

(iii)                   Identify who made the non-permitted use or received the non-permitted disclosure;

(iv)                  Identify what corrective action Business Associate took or will take to prevent further non-permitted uses or disclosures;

(v)                     Identify what Business Associate did or will do to mitigate any deleterious effect of the non-permitted use or disclosure; and

(vi)                  Provide such other information, including a written report, as Recipient or the relevant Subsidiary may reasonably request.

B.            Amendment.  Upon the effective date of any final regulation or amendment to final regulations promulgated by the U.S. Department of Health and Human Services with respect to PHI, including, but not limited to the HIPAA privacy and security regulations, this Addendum and the Agreement will automatically be amended so that the obligations they impose on Business Associate remain in compliance with these regulations.

In addition, to the extent that new state or federal law requires changes to Business Associate’s obligations under this Addendum, this Addendum shall automatically be amended to include such additional obligations, upon notice by Recipient or its Subsidiaries to Business Associate of such obligations.  Business Associate’s continued performance of services under the Agreement shall be deemed acceptance of these additional obligations.

C.            Audit and Review of Policies and Procedures.  Business Associate agrees to provide, upon Recipient request, access to and copies of any policies and procedures developed or utilized by Business Associate regarding the protection of PHI.  Business Associate agrees to provide, upon Recipient’s request, access to Business Associate’s internal practices, books, and records, as they relate to Business Associate’s services, duties and obligations set forth in this Addendum and the Agreement(s) under which Business Associate provides services and / or

5

products to or on behalf of Recipient or its Subsidiaries, for purposes of Recipient’s or its Subsidiaries’ review of such internal practices, books, and records.

6

SCHEDULE C

CEDING COMMISSION

The Ceding Commission shall be the sum of the following:

1.                                       an amount equal to the excess of the Total SAP Ceded Reserves over Total GAAP Ceded Reserves measured as of the close of business on the day immediately preceding the Inception Date (which amount may be negative);

2.                                       an amount equal to the unamortized PVFP intangible asset balance of the Company with respect to the Reinsured Policies as measured as of the close of business on the day immediately preceding the Inception Date, determined in accordance with GAAP;

3.                                       an amount equal to the unamortized deferred acquisition costs of the Company with respect to the Reinsured Policies as measured as of the close of business on the day immediately preceding the Inception Date, determined in accordance with GAAP;

4.                                       an amount equal to the balance of the Loss Carry Forward Amount as of the close of business on the day immediately preceding the Inception Date, determined in accordance with GAAP; and

5.                                       an amount equal to the excess of the GAAP book value of the Assets (excluding any related mark to market adjustments for SFAS 115 requirement) over the SAP book value of the Assets measured as of the close of business on the day immediately preceding the Inception Date (which amount may be negative).

SCHEDULE D

ASSETS

Transfer Document	From	To	Nature of Transfer	Cash Map Cross-Reference	Schedule
GECLANY LTC Retrocession	GECLANY	UFLIC	Treaty	(89)	Schedule D

Called Securities *	Parent Name	Issuer Name	1Q04 Cusip	1Q04 Tax lot	12/31/03 Local Par	12/31/03 GAAP BV (incl attached derivative)	12/31/03 Accrued Interest	12/31/03 GAAP BV + Accrued Interest	12/31/03 STAT BV (incl attached derivative)	12/31/03 Accrued Interest	12/31/03 STAT BV + Accrued Interest
[Individual Asset Details Omitted]
	Asset Sub Total					360,525,356.37	5,210,003.59	365,735,359.96	360,438,234.29	5,210,003.59	365,648,237.88
	Cash								398,450.63		398,450.63
	Total								360,836,684.92		366,046,688.51

* These Securities will not be transferred. The “Call Amount” will be settled in cash

SCHEDULE E

EXPENSE ALLOWANCES

The “Annual Expense Reimbursement Factors” used to calculate the Expense Allowance are as follows:

Policy Maintenance Factor	$7.12 per Policy
Claims Factor	$876.00 per Open and Pending Claim
Travelers Agreement Maintenance Factor	$45.24 per Policy

Such Annual Expense Reimbursement Factors will be adjusted (i) for the year beginning January 1, 2005 and, thereafter, every three (3) years during the term of this Agreement  based on a triennial cost/time study prepared in accordance with the methodology set forth below (the “Triennial Study”) and (ii) for the years between the Triennial Studies based on a report setting forth the Annual Expense Reimbursement Factors prepared in accordance with the methodology set forth below (the “Annual Expense Reimbursement Factor Report”).

(a) Triennial Study.  As soon as practicable (and in any event within sixty (60) days) prior to January 1, 2005 and prior to the beginning of every third calendar year thereafter during the term of this Agreement, the Company shall cause to be prepared and delivered to the Reinsurer the Triennial Study which sets forth the Annual Expense Reimbursement Factors for the next calendar year, together with all supporting data used in preparing the Triennial Study and work papers, in reasonable detail, setting forth the determination of such Annual Expense Reimbursement Factors based on such Triennial Study (such documents, together with the Triennial Study, the “Triennial Study Documents”).

(b) Annual Expense Reimbursement Factor Report.  As soon as practicable (and in any event within thirty (30) days) prior to January 1, 2006 and prior to the beginning of each calendar year thereafter in which no Triennial Study is prepared, the Company shall cause to be prepared and delivered to the Reinsurer the Annual Expense Reimbursement Factor Report, together with all supporting data used in preparing the Annual Expense Reimbursement Factor Report and work papers, in reasonable detail, setting forth the determination of such Annual Expense Reimbursement Factors for the next calendar year (such documents, together with the Annual Expense Reimbursement Factor Report, the “Annual Expense Reimbursement Factor Documents”).

(c) Methodology.  At the time of the Triennial Study, historical costs (to include costs (excluding costs identified as “Allocated Loss Adjustment Expenses”) directly related to maintaining and administering policies, processing claims and reporting results, including, without limitation, for Business Overhead Services set forth on Schedule E-1 hereto) will be determined for the Policy Maintenance Factor, the Claims Factor and the Travelers Agreement Maintenance Factor identified above.  For a given Annual Expense Reimbursement Factor the identified costs will be divided by the total historical number of units of measure for both the Reinsured Policies and the retained block of business to derive an historical cost per unit.  The historical cost per unit will be used as a prospective cost per unit for the next calendar year.

For the two succeeding years in the period between the Triennial Studies the historical dollar amounts by Policy Maintenance Factor, Claims Factor and Travelers Agreement Maintenance Factor will be adjusted (rolled forward) for current year cost changes agreed to by the Reinsurer and the Company (in accordance with the procedures set forth below).  This rolled forward historical cost will then be divided by the total historical number of units for the current period to determine a prospective cost per unit for the next calendar year.

An additional adjustment, positive or negative, to the prospective cost per unit determined by either the Triennial Study or the two succeeding years may be negotiated between the parties. The additional adjustment is for special projected costs or benefits of productivity, process improvements, inflation, loss of scale, and any other cost variation which was not included in the prior Triennial Study or the succeeding roll forward.

The combined prospective unit cost and additional adjustment is the Annual Expense Reimbursement Factor. The Expense Allowance will be determined quarterly and billed to the Reinsurer in three equal installments during the quarter at the end of the month.  Each installment of the monthly amount billed will be determined by multiplying the actual number of units at the beginning of the quarter covered by this Agreement times the Annual Expense Reimbursement Factor (divided by twelve).

(d) Review of Documents.  Following the delivery of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, the Company shall (i) provide to the Reinsurer or its designated representative copies of such additional work papers and other documents relating to its preparation of the Annual Expense Reimbursement Factor Report or Triennial Study, as applicable, as the Reinsurer or its designated representative may reasonably request, including, without limitation, claims files and practices and (ii) cooperate with, and make its personnel and facilities reasonably available to, the Reinsurer and the Reinsurer’s designated representative for the purpose of providing such other information as the Reinsurer or the Reinsurer’s designated representative may reasonably request concerning Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, and the calculation of the Annual Expense Reimbursement Factors.

(e) Notice of Disagreement.  In the event that the Reinsurer has any disagreement with any of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, the Reinsurer shall give written notice of all such disagreements (a “Notice of Disagreement”) to the Company within thirty (30) days after the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, are delivered to the Reinsurer.  Any Notice of Disagreement shall set forth each item in disagreement and shall provide reasonable specificity as to the basis for each disagreement and shall specify the total adjustment to the Annual Expense Reimbursement Factors as proposed by the Company as a result of such items in disagreement.

(f) Dispute Resolution.  If the Reinsurer does not deliver a Notice of Disagreement to the Company within such thirty (30) day period, the Annual Expense Reimbursement Factor Documents and the Triennial Study Documents, as applicable, shall be final and binding upon the parties hereto and shall constitute the final calculation of the Annual Expense Reimbursement Factor for the next calendar year.  If the Reinsurer delivers a Notice of

Disagreement to the Company within such thirty (30) day period, the parties shall (and shall cause their respective designated representatives to) negotiate in good faith to resolve all disagreements as promptly as practicable.  Any changes in the Annual Expense Reimbursement Factors, if any, that are agreed to by the Company and the Reinsurer within sixty (60) days of the aforementioned delivery of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, shall be incorporated into a final calculation of the Annual Expense Reimbursement Factors.  If the parties and their respective designated representatives are unable to resolve all disagreements within sixty (60) days of delivery of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, then all unresolved disagreements will be submitted within ten (10) days after the end of such sixty (60) day period for resolution in accordance herewith to an independent certified public accounting firm of national standing and reputation (the “Accounting Firm”) mutually acceptable to the Company and the Reinsurer.  The parties shall cooperate in good faith with the Accounting Firm and shall give the Accounting Firm access to all data and other information requested by the Accounting Firm for purposes of such resolution.  The Accounting Firm shall, within thirty (30) days after its engagement, deliver to the Company and the Reinsurer a definitive calculation of the Annual Expense Reimbursement Factors, which shall be final and binding upon the parties hereto and shall be so reflected in the calculation of the Annual Expense Reimbursement Factors.  The Company and the Reinsurer shall each pay one-half of the fees and expenses of the Accounting Firm.

(g) Expense Allowance Pending Resolution.  In the event of a dispute with respect to any Annual Expense Reimbursement Factors for the next succeeding Calendar year, the Company and the Reinsurer agree that the Annual Expense Reimbursement Factors then in effect under this Agreement shall remain in effect pending resolution of such dispute and adjustment, if any, in accordance with the dispute resolution procedure set forth in paragraph (f) above.

SCHEDULE E-1

BUSINESS OVERHEAD SERVICES

Business Overhead Services

                                The “Business Overhead Services” are broadly defined as activities performed by the “LTC” business unit of GNA Corporation (“GNA”) and its subsidiaries and Affiliates that benefit the business reinsured under this Agreement.  GNA will provide, as a subcontractor, the Business Overhead Services, which will include, without limitation, the services described below.

Executive:
General support, counsel, strategy and leadership provided by LTC’s Chief Executive Officer including managing existing business relationship with Travelers.

Human Resources:
General business level Human Resource related activities including but not limited to leadership development, employee recruitment and staffing, implementation of compensation policies and practices, payroll and benefit administration, organizational communication, training, general security and employee issue resolution and guidance.

Finance:
Cost of finance activities including but not limited to product financial support and analysis, account reconciliations, state reporting, product profitability analysis, investment income planning & analysis, expense management, audit support, statutory & GAAP accounting, reporting & analysis and ad hoc financial analysis.  Finance supports the existing reinsurance treaty and all related filings.

Legal/Compliance:
Cost of support and coordination of litigation, government relations, human resource, intellectual property, insurance regulatory, consumer privacy, contract, compliance, and public relations matters.  Additional relationships with the DOI and with Travelers are managed within this group.

Risk:
Cost of Risk Management and reinsurance support---Monitor production vs. authority limits, monitor and review key risk measures. General oversight of inforce product performance analysis and reviews.  Reinsurance oversight and treaty management including settlement with reinsurers.  Reserve analysis and general risk management.

Sourcing / Facilities:
Campus expenses including building rent and maintenance, parking garage, cafeteria, campus lawn care and utilities.  Procurement of necessary business software, supplies, EDP.

Information Technology:
General business technology infrastructure costs including but not limited to general management, help desk assistance, data center management, disaster recovery plans and digitization of processes.

Six Sigma Quality:
Costs including business project management and process improvement coaching, execution and leadership.

Actuarial:
Sets Reserving Levels, Provides analysis on in-force blocks, evaluates product risk analysis, forecasting and planning for future periods.  Manages reinsurance analysis.

eQuTOps:
Project budget associated to large scale projects that impact the business via digitization, streamlining of processes, system enhancements or regulatory mandated projects (e.g., HIPAA).

Product Management:
Costs for product line managers to manage inforce policies and general product line maintenance activities such as risk assessment, return on equity (“ROE”) variance analysis and related ROE improvement projects.

Operations:
Costs including management, project leadership and administrative support for service operations supporting customers, policyholders, claims delivery and other stakeholders.

Other:
Costs including corporate insurance allocation to product lines (e.g., cost of building insurance and other property, plant and equipment).

Retention:
Costs including monitoring of inforce policy retention levels, design and execute programs to retain inforce business.

Changes in Services

The Business Overhead Services shall include such other comparable and/or successor services implemented or maintained from time to time by GNA and its subsidiaries and Affiliates.

SCHEDULE F - PART I

INITIAL REPORT

1.Total SAP Ceded Reserves:
A. Active Life Reserves
B. Claim Reserves	$
C. Unearned Premium Reserves	$
D. Advanced Premium	$
E. Less: Due and Unpaid Premium	$
Total SAP Ceded Reserves (A+B+C+D-E)		$

2.Ceding Commission:
A. Excess SAP Ceded Reserves over GAAP Ceded Reserves:
1) Total SAP Ceded Reserves	$
2) Total GAAP Ceded Reserves:
a. Active Life Reserves	$
b. Maintenance Reserves	$
c. Loss Expense Reserves	$
d. Claim Reserves	$
e. Unearned Premium Reserves	$
f. Advanced Premium	$
g. Less: Due and Unpaid Premium	$
Total GAAP Ceded Reserves (a+b+c+d+e+f-g)	$
Excess SAP Reserves over GAAP Reserves (A1-A2)		$

B. Present Value of Future Profits (PVFP)		$
C. Deferred Acquisition Costs (DAC)		$
D. Loss Carry Forward Amount (Stop Loss Balance)		$
E. Asset Book Value Difference —
1) Asset Book Value (GAAP basis)	$
2) Asset Book Value (SAP basis)	$
Excess Asset Book Value (E1-E2)		$
Total Ceding Commission (A+B+C+D+E)		$

3. Accrued Interest on Assets as of the day before Inception Date		$

4. Investment Cash Flows on the Assets from the Inception Date through the Closing Date		$
Net Due Reinsurer (1-2-3+4)		$

SCHEDULE F - PART II

MONTHLY SETTLEMENT REPORT

1. Additional Premium Due:
A .Premiums Received:
1. Direct Premium Collected on Reinsured Policies	$
2. Additional Reinsurance Premium Collected from Travelers	$
3. Less: Premiums Paid to Travelers on retained business	$
Total Premiums Received (A1+A2-A3)		$

B. 12/31/03 Due and Unpaid Premium Receivable Collected		$
C. Stop Loss Payments Received from Travelers		$
Total Additional Premium Due (A+B+C)		$

2. Ultimate Net Loss Paid:
A. Losses (Claims Incurred)
1. Direct Losses Incurred	$
2. Less: Losses Reimbursed by Travelers on retained business	$
Total Losses (Claims Incurred) (A1+A2)		$

B. Stop Loss Payments to Travelers	$
C. Allocated Loss Adjustment Expense	$
D. Premium Taxes Due	$
E. Insolvency Fund Assessments, net	$
F. Returns or Refunds of Premiums	$
G. Commissions Paid	$
H. Unclaimed Property Liabilities	$
Total Ultimate Net Loss Paid (A+B+C+D+E+F+G+H)		$

3. Withdrawals from Claims Settlement Account		$

4. Expense Allowance:
A. Policy Maintenance	$
B. Claims	$
C. Traveler’s Agreement Maintenance	$
Total Expense Commission (A+B+C)		$

5. Additional Expenses:
A. Novation Costs Incurred (pursuant to Section 2.6)	$
B. Re-rating costs incurred (pursuant to Section 3.3)	$
Total Additional Expense (A+B)		$

6. Additional Ceding Commission Paid to Travelers		$

Net Due Reinsurer (1-2+3-4-5-6)		$

SCHEDULE F - PART III

QUARTERLY SETTLEMENT REPORT

1. Additional Premium Due:
A. Premiums Received:
1. Direct Premium Collected on Reinsured Policies	$
2. Additional Reinsurance Premium Collected from Travelers	$
3. Less: Premiums Paid to Travelers on retained business	$
Total Premiums Received (A1+A2-A3)		$

B. 12/31/03 Due and Unpaid Premium Receivable Collected		$
C. Stop Loss Payments Received from Travelers		$
Total Additional Premium Due (A+B+C)		$

2. Ultimate Net Loss Paid:
A. Losses (Claims Incurred)
1.Direct Losses Incurred	$
2.Less: Losses Reimbursed by Travelers on retained business	$
Total Losses (Claims Incurred) (A1+A2)		$

B. Stop Loss Payments to Travelers	$
C. Allocated Loss Adjustment Expense	$
D. Premium Taxes Due	$
E. Insolvency Fund Assessments, net	$
F. Returns or Refunds of Premiums	$
G. Commissions Paid	$
H. Unclaimed Property Liabilities	$
Total Ultimate Net Loss Paid (A+B+C+D+E+F+G+H)		$

3. Withdrawals from Claims Settlement Account		$

4. Expense Allowance:
A. Policy Maintenance	$
B. Claims	$
C. Traveler’s Agreement Maintenance	$
Total Expense Commission (A+B+C)		$

5. Additional Expenses:
A. Novation Costs Incurred (pursuant to Section 2.6)	$
B. Re-rating costs incurred (pursuant to Section 3.3)	$
Total Additional Expense (A+B)		$

6. Additional Ceding Commission Paid to Travelers		$

I. Quarterly Settlement Amount (1-2+3-4-5-6)		$
II. Sum of Monthly Settlements for Quarter Ended		$
Net Due to (from) Reinsurer (I-II)		$

SCHEDULE F - PART IV

ANNUAL REPORT

1. Additional Premium Due:
A. Premiums Received:
1. Direct Premium Collected on Reinsured Policies	$
2. Additional Reinsurance Premium Collected from Travelers	$
3. Less: Premiums Paid to Travelers on retained business	$
Total Premiums Received (A1+A2-A3)		$

B. 12/31/03 Due and Unpaid Premium Receivable Collected		$
C. Stop Loss Payments Received from Travelers		$
Total Additional Premium Due (A+B+C)		$

2. Ultimate Net Loss Paid:
A. Losses (Claims Incurred)
1. Direct Losses Incurred	$
2. Less: Losses Reimbursed by Travelers on retained business	$
Total Losses (Claims Incurred) (A1+A2)		$

B. Stop Loss Payments to Travelers	$
C. Allocated Loss Adjustment Expense	$
D. Premium Taxes Due	$
E. Insolvency Fund Assessments, net	$
F. Returns or Refunds of Premiums	$
G. Commissions Paid	$
H. Unclaimed Property Liabilities	$
Total Ultimate Net Loss Paid (A+B+C+D+E+F+G+H)		$

3. Withdrawals from Claims Settlement Account		$

4. Expense Allowance:
A. Policy Maintenance	$
B. Claims	$
C. Traveler’s Agreement Maintenance	$
Total Expense Commission (A+B+C)		$

5. Additional Expenses:
A. Novation Costs Incurred (pursuant to Section 2.6)	$
B. Re-rating costs incurred (pursuant to Section 3.3)	$
Total Additional Expense (A+B)		$

6. Additional Ceding Commission Paid to Travelers		$

7. Experience Refund Amounts Due to the Company Under Article VIII		$

I. Annual Settlement Amount (1-2+3-4-5-6-7)		$
II. Sum of Monthly Settlements for Calendar Year		$
Net Due to (from) Reinsurer (I-II)		$

SCHEDULE G

FORM OF TRUST AGREEMENT

SCHEDULE H

ELIGIBLE SECURITIES

Assets of the types for which an Illinois-domiciled life insurance company could obtain full statutory reserve credit under statutory accounting practices prescribed or permitted by the Director of Insurance of the State of Illinois.

SCHEDULE I

EXPERIENCE REFUND1

LTC Experience Refund Sample Calculation
Scenario 1 — Base Case	Net Yield	5.95%	5.89%	5.83%	5.80%	5.77%	5.76%	5.75%	5.74%	5.74%	5.74%	5.72%	5.73%	5.73%	5.74%	5.75%
Calculated By taking Investment Income Including IMR amort and dividing by a 2 point avg of the sum of Total Ceded SAP Reserves plus IMR

LTC Reinsurance Segment Projection	(in $1,000’s)	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018

Premium Income	64,078	65,125	62,117	59,082	56,030	52,972	49,871	46,731	43,566	40,397	37,243	34,128	31,071	28,093	25,214
Investment Inc on LTC Rsvs (Net of Defaults & Inv Exp)	29,778	34,124	38,080	41,730	44,992	47,989	50,663	53,132	55,353	57,291	58,802	60,252	61,281	62,078	62,566
IMR Amortization for LTC Segment	255	240	229	227	231	235	245	253	263	268	282	306	330	367	393
TOTAL REVENUE:	94,111	99,489	100,426	101,039	101,252	101,195	100,779	100,116	99,182	97,956	96,328	94,685	92,682	90,538	88,173

Paid Benefits	24,105	31,590	35,922	39,479	42,266	44,330	46,397	48,606	50,999	53,518	56,105	58,705	61,252	63,691	65,960
Increase in Active Life Reserves	57,269	54,960	52,141	48,950	45,466	41,724	37,642	33,195	28,428	23,400	18,191	12,833	7,450	2,141	(3,102)
Increase in Claim Reserves (incl IBNR)	22,728	17,867	15,240	12,516	9,806	7,263	7,273	7,771	8,419	8,863	9,104	9,147	8,963	8,581	7,982
Loss Exp (Incl Rsv Change & LAE)	1,599	793	753	703	648	591	608	642	681	716	745	768	784	794	796
Expense Allowances — Commissions	7,963	8,096	7,769	7,431	7,085	6,732	6,373	6,012	5,650	5,289	4,930	4,577	4,231	3,894	3,568
Expense Allowances — Treaty (Claims Dept, PHS, Blue Sky)	3,244	2,570	2,644	2,693	2,717	2,739	2,759	2,780	2,804	2,830	2,855	2,879	2,899	2,916	2,927
Expense Allowances — BSA Expenses (COH)	1,090	1,040	1,004	968	930	892	853	813	772	731	690	649	608	568	528
Stop-loss & 10% Novation Costs	2,060	1,440	1,035	537	9,508
Impairments — 15bps	680	818	943	1,056	1,159	1,250	1,327	1,397	1,464	1,515	1,558	1,587	1,619	1,631	1,639
TOTAL EXPENSES:	120,738	119,173	117,451	114,333	119,585	105,521	103,232	101,216	99,216	96,861	94,179	91,145	87,808	84,217	80,298

Pre-Tax Income 90% TLA	(26,627)	(19,684)	(17,025)	(13,294)	(18,334)	(4,325)	(2,454)	(1,100)	(34)	1,094	2,149	3,540	4,874	6,322	7,875
10% Novation Segment Pre-Tax Profits	—	—	—	—	—	(481)	(273)	(122)	(4)	122	239	393	542	702	875

Pre-Tax Income = Experience Refund Baseline	(26,627)	(19,684)	(17,025)	(13,294)	(18,334)	(4,806)	(2,726)	(1,223)	(38)	1,216	2,388	3,934	5,416	7,024	8,750

1  In recognition of the limited amount of time available to the Reinsurer to verify the accuracy of the calculation of the Experience Refund Baseline and the recent availability of 2003 experience on the Reinsured Policies, the parties to this Agreement agree to update the values set forth in the Experience Refund Baseline on this Schedule I, at any time on or before June 30, 2004, (a) to correct material errors or omissions in the models and workbooks used to derive the Experience Refund Baseline and (b) to reflect adjustments to projected rate increase filings resulting from further analysis of 2003 experience on the Reinsured Policies.

BUSINESS ASSOCIATE ADDENDUM

I.              Purpose.

In order to disclose certain information to the party providing a service under this Agreement (“Provider”) under this Addendum, some of which may constitute Protected Health Information  (defined below), the party to whom a service under this Agreement is being provided (“Recipient”) and Provider mutually agree to comply with the terms of this Addendum for the purpose of satisfying the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing privacy regulations at 45 C.F.R. Parts 160-164 (“HIPAA Privacy Rule”).   These provisions shall apply to Provider to the extent that Provider is considered a “Business Associate” under the HIPAA Privacy Rule and all references in this section to Business Associates shall refer to Provider.  Capitalized terms not otherwise defined herein shall have the meaning assigned in the Agreement.  Notwithstanding anything else to the contrary in the Agreement, in the event of a conflict between this Addendum and the Agreement, the terms of this Addendum shall prevail.

II.            Permitted Uses and Disclosures.

A.            Business Associate agrees to use or disclose Protected Health Information (“PHI”) that it creates for or receives from Recipient or its Subsidiaries only as follows.  The capitalized term “Protected Health Information or PHI” has the meaning set forth in 45 Code of Federal Regulations Section 164.501, as amended from time to time.  Generally, this term means individually identifiable health information including, without limitation, all information, data and materials, including without limitation, demographic, medical and financial information, that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past present, or future payment for the provision of health care to an individual; and that identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual.  This definition shall include any demographic information concerning members and participants in, and applicants for, Recipient’s or its Subsidiaries’ health benefit plans.  All other terms used in this Addendum shall have the meanings set forth in the applicable definitions under the HIPAA Privacy Rule.

B.            Functions and Activities on Company’s Behalf.  Business Associate is permitted to use and disclose PHI it creates for or receives from Recipient or its Subsidiaries only for the purposes described in this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received.  In addition to these specific requirements below, Business Associate may use or disclose PHI only in a manner that would not violate the HIPAA Privacy Rule if done by the Recipient or its Subsidiaries.

C.            Business Associate’s Operations.  Business Associate is permitted by this Agreement to use PHI it creates for or receives from Recipient or its Subsidiaries: (i) if such use is reasonably necessary for Business Associate’s proper management and administration; and (ii) as reasonably necessary to carry out Business Associate’s legal responsibilities. Business

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Associate is permitted to disclose PHI it creates for or receives from Recipient or its Subsidiaries for the purposes identified in this Section only if the following conditions are met:

                (1) The disclosure is required by law; or

(2)   The disclosure is reasonably necessary to Business Associate’s proper management and administration, and Business Associate obtains reasonable assurances in writing from any person or organization to which Business Associate will disclose such PHI that the person or organization will:

a. Hold such PHI as confidential and use or further disclose it only for the purpose for which Business Associate disclosed it to the person or organization or as required by law; and

b. Notify Business Associate (who will in turn promptly notify whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received) of any instance of which the person or organization becomes aware in which the confidentiality of such PHI was breached.

D.            Minimum Necessary Standard.  In performing the functions and activities on Recipient’s or its Subsidiaries’ behalf pursuant to the Agreement, Business Associate agrees to use, disclose or request only the minimum necessary PHI to accomplish the purpose of the use, disclosure or request.  Business Associate must have in place policies and procedures that limit the PHI disclosed to meet this minimum necessary standard.

E.     Prohibition on Unauthorized Use or Disclosure.  Business Associate will neither use nor disclose PHI it creates or receives for or from Recipient, its Subsidiaries, or from another business associate of Recipient or its Subsidiaries, except as permitted or required by this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received.

F.             De-identification of Information.  Business Associate agrees neither to de-identify PHI it creates for or receives from Recipient or its Subsidiaries or from another business associate of Recipient or its Subsidiaries, nor use or disclose such de-identified PHI, unless such de-identification is expressly permitted under the terms and conditions of this Addendum or the Agreement and related to Recipient’s or its Subsidiaries’ activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.  De-identification of PHI, other than as expressly permitted under the terms and conditions of the Addendum for Business Associate to perform services for Recipient or its Subsidiaries, is not a permitted use of PHI under this Addendum.  Business Associate further agrees that it will not create a “Limited Data Set” as defined by the HIPAA Privacy Rule using PHI it creates or receives, or receives from another business associate of Recipient or its Subsidiaries, nor use or disclose such Limited Data Set unless: (i) such creation, use or disclosure is expressly permitted under the terms and conditions of this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum; and such creation, use or disclosure is for services provided by Business Associate that relate to Recipient’s or its Subsidiaries’ activities for purposes of

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“treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.

G.            Information Safeguards.  Business Associate will develop, document, implement, maintain and use appropriate administrative, technical and physical safeguards to preserve the integrity and confidentiality of and to prevent non-permitted use or disclosure of PHI created for or received from Recipient or its Subsidiaries.  These safeguards must be appropriate to the size and complexity of Business Associate’s operations and the nature and scope of its activities.  Business Associate agrees that these safeguards will meet any applicable requirements set forth by the U.S. Department of Health and Human Services, including (as of the effective date or as of the compliance date, whichever is applicable) any requirements set forth in the final HIPAA security regulations.  Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate resulting from a use or disclosure of PHI by Business Associate in violation of the requirements of this Addendum.

III.           Conducting Standard Transactions.  In the course of performing services for Recipient or its Subsidiaries, to the extent that Business Associate will conduct Standard Transactions for or on behalf of Recipient or its Subsidiaries, Business Associate will comply, and will require any subcontractor or agent involved with the conduct of such Standard Transactions to comply, with each applicable requirement of 45 C.F.R. Part 162.  “Standard Transaction(s)” shall mean a transaction that complies with the standards set forth at 45 C.F.R. parts 160 and 162.  Further, Business Associate will not enter into, or permit its subcontractors or agents to enter into, any trading partner agreement in connection with the conduct of Standard Transactions for or on behalf of the Recipient or its Subsidiaries that:

a.               Changes the definition, data condition, or use of a data element or segment in a Standard Transaction;

b.              Adds any data element or segment to the maximum defined data set;

c.               Uses any code or data element that is marked “not used” in the Standard Transaction’s implementation specification or is not in the Standard Transaction’s implementation specification; or

d.              Changes the meaning or intent of the Standard Transaction’s implementation specification.

IV.           Sub-Contractors, Agents or Other Representatives.  Business Associate will require any of its subcontractors, agents or other representatives to which Business Associate is permitted by this Addendum or the Agreement (or is otherwise given Recipient’s or the relevant Subsidiary’s prior written approval) to disclose any of the PHI Business Associate creates or receives for or from Recipient or its Subsidiaries, to provide reasonable assurances in writing that subcontractor or agent will comply with the same restrictions and conditions that apply to the Business Associate under the terms and conditions of this Addendum with respect to such PHI.

V.            Protected Health Information Access, Amendment and Disclosure Accounting.

A.            Access.  Business Associate will promptly upon Recipient’s or its Subsidiary’s request make available to Recipient, its Subsidiary, or, at Recipient’s or such Subsidiary’s

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direction, to the individual (or the individual’s personal representative) for inspection and obtaining copies any PHI about the individual which Business Associate created for or received from Recipient or its Subsidiary and that is in Business Associate’s custody or control, so that Recipient or its Subsidiary may meet its access obligations under 45 Code of Federal Regulations § 164.524.

B.            Amendment.  Upon Recipient’s or its Subsidiary’s request Business Associate will promptly amend or permit Recipient or its Subsidiary access to amend any portion of the PHI which Business Associate created for or received from Recipient or its Subsidiary, and incorporate any amendments to such PHI, so that Recipient or its Subsidiary may meet its amendment obligations under 45 Code of Federal Regulations § 164.526.

C.            Disclosure Accounting.  So that Recipient or its Subsidiaries may meet their disclosure accounting obligations under 45 Code of Federal Regulations § 164.528:

1.                     Disclosure Tracking.  Business Associate will record for each disclosure, not excepted from disclosure accounting under Section V.C.2 below, that Business Associate makes to Recipient or its Subsidiaries of PHI that Business Associate creates for or receives from Recipient or its Subsidiaries, (i) the disclosure date, (ii) the name and member or other policy identification number of the person about whom the disclosure is made, (iii) the name and (if known) address of the person or entity to whom Business Associate made the disclosure, (iv) a brief description of the PHI disclosed, and (v) a brief statement of the purpose of the disclosure (items i-v, collectively, the “disclosure information”).  For repetitive disclosures Business Associate makes to the same person or entity (including Recipient or its Subsidiaries) for a single purpose, Business Associate may provide a) the disclosure information for the first of these repetitive disclosures, (b) the frequency, periodicity or number of these repetitive disclosures and (c) the date of the last of these repetitive disclosures.  Business Associate will make this disclosure information available to Recipient or its Subsidiaries promptly upon Recipient’s or its Subsidiaries’ request.

2.                     Exceptions from Disclosure Tracking.  Business Associate need not record disclosure information or otherwise account for disclosures of PHI that this Addendum or Recipient or the relevant Subsidiary in writing permits or requires (i) for the purpose of Recipient’s or its Subsidiaries’ treatment activities, payment activities, or health care operations, (ii) to the individual who is the subject of the PHI disclosed or to that individual’s personal representative; (iii) to persons involved in that individual’s health care or payment for health care; (iv) for notification for disaster relief purposes, (v) for national security or intelligence purposes, (vi) to law enforcement officials or correctional institutions regarding inmates; or   (vii) pursuant to an authorization; (viii) for disclosures of certain PHI made as part of a Limited Data Set; (ix) for certain incidental disclosures that may occur where reasonable safeguards have been implemented; and (x) for disclosures prior to April 14, 2003.

3.                     Disclosure Tracking Time Periods.  Business Associate must have available for Recipient and its Subsidiaries the disclosure information required by this section for the 6 years preceding Recipient’s or its Subsidiaries’ request for the disclosure information (except Business Associate need have no disclosure information for disclosures occurring before April 14, 2003).

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VI.           Additional Business Associate Provisions

A.            Reporting of Breach of Privacy Obligations.  Business Associate will provide written notice to whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received of any use or disclosure of PHI that is neither permitted by this Addendum nor given prior written approval by Recipient or the relevant Subsidiary promptly after Business Associate learns of such non-permitted use or disclosure.  Business Associate’s report will at least:

(i)                   Identify the nature of the non-permitted use or disclosure;

(ii)                Identify the PHI used or disclosed;

(iii)             Identify who made the non-permitted use or received the non-permitted disclosure;

(iv)            Identify what corrective action Business Associate took or will take to prevent further non-permitted uses or disclosures;

(v)               Identify what Business Associate did or will do to mitigate any deleterious effect of the non-permitted use or disclosure; and

(vi)            Provide such other information, including a written report, as Recipient or the relevant Subsidiary may reasonably request.

B.            Amendment.  Upon the effective date of any final regulation or amendment to final regulations promulgated by the U.S. Department of Health and Human Services with respect to PHI, including, but not limited to the HIPAA privacy and security regulations, this Addendum and the Agreement will automatically be amended so that the obligations they impose on Business Associate remain in compliance with these regulations.

In addition, to the extent that new state or federal law requires changes to Business Associate’s obligations under this Addendum, this Addendum shall automatically be amended to include such additional obligations, upon notice by Recipient or its Subsidiaries to Business Associate of such obligations.  Business Associate’s continued performance of services under the Agreement shall be deemed acceptance of these additional obligations.

C.            Audit and Review of Policies and Procedures.  Business Associate agrees to provide, upon Recipient request, access to and copies of any policies and procedures developed or utilized by Business Associate regarding the protection of PHI.  Business Associate agrees to provide, upon Recipient’s request, access to Business Associate’s internal practices, books, and records, as they relate to Business Associate’s services, duties and obligations set forth in this Addendum and the Agreement(s) under which Business Associate provides services and / or products to or on behalf of Recipient or its Subsidiaries, for purposes of Recipient’s or its Subsidiaries’ review of such internal practices, books, and records.

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1  In recognition of the limited amount of time available to the Reinsurer to verify the accuracy of the calculation of the Experience Refund Baseline and the recent availability of 2003 experience on the Reinsured Policies, the parties to this Agreement agree to update the values set forth in the Experience Refund Baseline on this Schedule I, at any time on or before June 30, 2004, (a) to correct material errors or omissions in the models and workbooks used to derive the Experience Refund Baseline and (b) to reflect adjustments to projected rate increase filings resulting from further analysis of 2003 experience on the Reinsured Policies.